UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ScanSource, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter from our Chairman

Fellow Shareholders:

Thank you for your continued investment in ScanSource. On behalf of ScanSource’s Board of Directors (the “Board”), it is my pleasure to invite you to join us at the upcoming 2018 Annual Meeting of Shareholders. If you are unable to make the Annual Meeting, I want to encourage you to cast your vote on the items discussed in the Proxy Statement using the attached proxy card.

A key responsibility of the Board is oversight of business strategy and capital allocation. During fiscal 2018, our Board continued to focus on effective implementation of our capital allocation strategy, which is designed to create value for our shareholders. The Board continued to oversee the deployment of capital through organic growth, strategic acquisitions and share repurchases. Over the past two fiscal years, we have invested approximately $295 million in strategic acquisitions and $17 million in capital expenditures to facilitate growth, while returning $21 million to shareholders in the form of share repurchases. These efforts resulted in strong year-over-year growth rates for fiscal 2018: 8% net sales growth, 14% gross profit growth and 12% non-GAAP operating income growth. This strong net sales growth was delivered across our business with both worldwide operating segments and all of our geographic regions experiencing year-over-year organic growth.

Our strategic acquisitions, including Intelisys in August 2016 and POS Portal in July 2017, contributed to our strong fiscal 2018 performance and drove our gross profit margin up to 11.3%. In August 2018, we completed our acquisition of Canpango, a Salesforce implementation and consulting partner that will help us drive our unified communications strategy. We will continue to execute our corporate development strategy, having now completed seven acquisitions in the last forty-eight months, and look for opportunities to further broaden our solution offerings with additional products and complementary services to open new opportunities for our partners and grow our higher-margin and higher-growth businesses.

The Board remains deeply committed to a sound governance structure that promotes the best interests of our shareholders. To that end, the Board continues to examine emerging corporate governance trends and best practices. We have corporate governance guidelines to help ensure that the Board is independent from management and appropriately performs its function as the overseer of management, and that the interests of the Board and management align with the interests of our shareholders. We believe that our current leadership structure and corporate governance guidelines ensure effective independent Board leadership and oversight of management. During fiscal 2018, our directors met 14 times, including five times in executive sessions without the Chief Executive Officer or any other members of management present. The Board also meets with the senior management team at each in-person meeting held at the Company’s headquarters. Strong independent director leadership also is evidenced by the fact that I am an independent Chairman and all of the Board Committees are comprised solely of, and chaired by, independent directors.

On behalf of ScanSource’s Board and the members of ScanSource’s senior management team, we look forward to seeing you at the upcoming 2018 Annual Meeting of Shareholders. The attached Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting this year.

Your vote is important to us. Again, I want to encourage you to participate in the Company’s future by casting your vote on the items discussed in the Proxy Statement. Please vote early by signing and returning your proxy card or by voting via telephone or online as detailed in the Proxy Statement. Thank you for the trust you have placed in us and for your continued support of ScanSource.

Best regards,

Steven R. Fischer

Chairman of the Board

Notice of Annual Meeting of Shareholders

November 29, 2018

8:30 a.m., Eastern Standard Time

The Annual Meeting of Shareholders of ScanSource, Inc. will be held at our principal executive offices, located at 6 Logue Court, Greenville, South Carolina 29615 on Thursday, November 29, 2018, at 8:30 a.m., Eastern Standard Time, for the following purposes:

1)	To elect seven members to the Board of Directors;
2)	To hold an advisory vote to approve the compensation of our Named Executive Officers (as defined in the Proxy Statement);
3)	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019; and
4)	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders whose names appear of record on our books at the close of business on October 3, 2018 will be entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person, but if you are unable to do so, please vote by signing and returning your proxy card or by voting via telephone or online. You are entitled to revoke your proxy at any time before it is exercised, and if you attend the Annual Meeting you may also revoke your proxy by voting in person. Voting online, by telephone, by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

By Order of the Board of Directors,

Michael L. Baur

Chief Executive Officer

October 18, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON NOVEMBER 29, 2018. The Company’s 2018 Notice of Annual Meeting and

Proxy Statement, 2018 Annual Report and other proxy materials are available under the

“Investors” tab on our website at www.scansource.com.

Proxy Summary

MEETING INFORMATION

Date and Time Thursday, November 29, 2018 at 8:30 a.m., EST Location 6 Logue Court Greenville, SC 29615	Even if you currently plan to attend the 2018 Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Submitting your proxy via internet, mobile device, telephone or mail does not affect your right to vote in person at the 2018 Annual Meeting.

How to Vote

Each shareholder is entitled to one vote for each share of common stock on all matters presented at the 2018 Annual Meeting. Shareholders do not have the right to cumulate their votes for the election of directors. Shares may be voted by the following procedures:

In-Person	Via Internet	Via Telephone	Via Mail

Shares held directly in your name as the shareholder of record may be voted in person at the 2018 Annual Meeting. If you choose to vote in person at the 2018 Annual Meeting, please bring your proxy card and proof of personal identification. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the shareholder of record giving you the right to vote the shares.

Shares may be voted via the internet. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on November 28, 2018. Have your proxy card in hand when you access the website and follow the instructions given.

Shares may be voted via any touch-tone telephone by following the instructions on your proxy card. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on November 28, 2018. Have your proxy card in hand when you call and follow the instructions given.

Shares may be voted via mail by marking, signing and dating your proxy card and returning it in the postage-paid envelope found in your proxy package.

The following items of business will be addressed at the 2018 Annual Meeting:

1	The election of seven members to the Board of Directors	2	Approval of the compensation of our Named Executive Officers (as defined in the Proxy Statement)	3	The appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019	4	Such other business as may properly come before the Annual Meeting or any adjournments thereof

	See page 8		See page 15		See page 16		See page 47

Only shareholders of record on October 3, 2018 (the “record date”) will be entitled to vote at the 2018 Annual Meeting, and each share will be entitled to one vote. At the close of business on the record date, there were 25,616,804 shares of our common stock outstanding and entitled to vote at the 2018 Annual Meeting.

Information Concerning Solicitation and Voting

This Proxy Statement is first being mailed on or about October 18, 2018 to shareholders of ScanSource, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, November 29, 2018, at 8:30 a.m., Eastern Standard Time, at our principal executive offices, located at 6 Logue Court, Greenville, South Carolina 29615, and any adjournments thereof. The Proxy Statement contains information relating to the proposals to be voted upon at the meeting, the voting process, our Board, the compensation of our “Named Executive Officers”, and certain other information.

The solicitation of proxies is being made by our directors and employees, and the cost of soliciting proxies will be borne by the Company. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and the Company will reimburse the normal handling charges for such forwarding services. Solicitation of proxies may be made by mail, in person, by telephone and by other electronic means, and by our directors, executive officers, and other employees, who will receive no additional compensation for their services.

As used in this Proxy Statement, the terms “ScanSource,” the “Company,” “we,” “us,” and “our” refer to ScanSource, Inc. and its consolidated subsidiaries.

PROPOSALS TO BE CONSIDERED AND VOTE REQUIRED

The following proposals are expected to be voted upon at the 2018 Annual Meeting:

◾

The election of the seven individuals named in this Proxy Statement to serve as members of our Board for a one-year term, each to serve until the 2019 Annual Meeting of Shareholders and until their successor is duly elected and qualified;

◾	An advisory vote to approve the compensation of our Named Executive Officers; and
◾	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019.

Only shareholders of record on October 3, 2018 (the “record date”) will be entitled to vote at the 2018 Annual Meeting, and each share of common stock will be entitled to one vote. At the close of business on the record date, there were 25,616,804 shares of our common stock outstanding and entitled to vote at the 2018 Annual Meeting.

All shares of our common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted (i) “FOR” the director nominees named in this Proxy Statement, (ii) “FOR” approval, on an advisory basis, of the compensation of our Named Executive Officers, and (iii) “FOR” ratification, on an advisory basis, of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019. Management is not aware of any matters, other than those specified herein, that will be presented for consideration at the 2018 Annual Meeting. If other matters are properly presented for consideration at the 2018 Annual Meeting, the proxies named on the proxy card will have the discretion to vote on those matters for you.

Our Bylaws provide that the presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the 2018 Annual Meeting is necessary to constitute a quorum at the 2018 Annual Meeting and at any adjournments thereof. Signed proxies that withhold authority to vote for directors or reflect abstentions or broker non-votes (as described below) will be counted for purposes of determining if a quorum is present at the 2018 Annual Meeting. If a quorum is not present, the shareholders holding a majority of the shares at the meeting, in person or by proxy, have the power to adjourn the meeting; however, if the reconvened meeting is more than 120 days from the date of the original meeting, then we must establish a new record date. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	1

Proposals to be Considered and Vote Required

Brokers that are members of certain securities exchanges and that hold shares of our common stock in “street name” on behalf of beneficial owners have authority to vote on certain “discretionary” items when they have not received instructions from beneficial owners. Under applicable securities exchange rules, our proposal to ratify the appointment of the independent registered public accounting firm is considered a discretionary item. However, proposal numbers one and two in this Proxy Statement are considered “non-discretionary” items and brokers cannot vote on these items without instructions, and a “broker non-vote” occurs when brokers do not receive instructions.

Assuming the existence of a quorum at the 2018 Annual Meeting:

◾

The seven nominees receiving the greatest number of the votes cast will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. However, if a director does not receive a greater number of votes “for” his or her election than votes “withheld” from such election, our Corporate Governance Guidelines provide that the director must tender his or her resignation to the Board for its consideration.

◾

The compensation of our Named Executive Officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board or our Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

◾

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions will not be treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. If your shares are held in street name and you do not provide voting instructions to your broker, your broker has discretionary authority to vote your shares with respect to this proposal.

HOW TO VOTE

Each shareholder is entitled to one vote for each share of common stock on all matters presented at the 2018 Annual Meeting. Shareholders do not have the right to cumulate their votes for the election of directors. Shares may be voted by the following procedures:

Voting In-Person. Shares held directly in your name as the shareholder of record may be voted in person at the 2018 Annual Meeting. If you choose to vote in person at the 2018 Annual Meeting, please bring your proxy card and proof of personal identification. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the shareholder of record giving you the right to vote the shares. If you need directions to the 2018 Annual Meeting, please contact Investor Relations at (864) 286-4892.

Voting via the Internet. Shares may be voted via the internet. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on November 28, 2018. Have your proxy card in hand when you access the website and follow the instructions given.

Voting via Telephone. Shares may be voted via any touch-tone telephone by following the instructions on your proxy card. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on November 28, 2018. Have your proxy card in hand when you call and follow the instructions given.

Voting via Mail. Shares may be voted via mail by marking, signing and dating your proxy card and returning it in the postage-paid envelope found in your proxy package.

Even if you currently plan to attend the 2018 Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. Submitting your proxy via internet, mobile device, telephone or mail does not affect your right to vote in person at the 2018 Annual Meeting.

2	2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Voting of Proxies

VOTING OF PROXIES

By giving your proxy, you grant the right to vote your shares to Michael L. Baur, our Chief Executive Officer, and Matthew Dean, our Vice President and General Counsel. If you return a signed, but unmarked proxy card, your shares will be voted (i) FOR the election of each of the director nominees named herein, (ii) FOR approval, on an advisory basis, of the compensation of our Named Executive Officers, and (iii) FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2019. Management is not aware of any matters, other than those specified herein, that will be presented for action at the 2018 Annual Meeting. If other matters are properly presented at the 2018 Annual Meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

If you are a registered shareholder (meaning a shareholder who holds share certificates issued in his or her name and therefore appears on the share register) and have executed a proxy, your proxy may be revoked at any time prior to such proxy being exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure, but may be accomplished by (i) voting again via the internet, any mobile device or telephone, (ii) requesting, completing and returning a second proxy card bearing a later date, (iii) giving written notice to the Corporate Secretary of the Company, or (iv) by voting in person at the 2018 Annual Meeting.

If your shares are held in the name of a broker, bank or other nominee, you should follow the voting instructions you receive from the holder of record to revoke or change your vote.

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	3

Corporate Governance

Director Independence

In accordance with the listing standards of The NASDAQ Stock Market (“NASDAQ”) and our Corporate Governance Guidelines (the “Guidelines”), our Board consists of a majority of independent directors. The Board has determined that all members of the Board, other than Mr. Baur, meet the requirements for being “independent” as defined in the U.S. Securities and Exchange Commission (“SEC”) rules and regulations and NASDAQ listing standards.

The Board maintains an Audit Committee, a Compensation Committee, a Governance Committee and a Nominating Committee. In fiscal 2018, the Board created a Risk Committee. Each committee of the Board is comprised only of independent directors.

In addition, under our Corporate Governance Guidelines, executive officers are prohibited from serving as a director of another company that concurrently employs a director of the Company.

Board Leadership Structure

For the past seventeen years, the positions of Chairman of the Board and CEO have been held by separate persons as an aid in the Board’s oversight of management. Our non-executive Chairman of the Board is Mr. Fischer. The duties of the non-executive Chairman of the Board include:

◾	presiding over all meetings of the Board;
◾	reviewing the agenda for Board meetings in consultation with our CEO and other members of the Board;
◾	calling and presiding over meetings of the independent directors;
◾	managing the Board’s process for annual director self-assessment and evaluation of the Board and of our CEO; and
◾	presiding over all meetings of shareholders.

The Board believes that there are advantages to having an independent Chairman for matters such as communications and relations between the Board, our CEO and other senior management; in assisting the Board in reaching consensus on particular strategies and policies; and in facilitating robust director, Board and CEO evaluation processes. Our Board currently consists of six non-employee, independent directors and our CEO, Mr. Baur. One of Mr. Fischer’s roles is to oversee and manage the Board and its functions, including setting meeting agendas and presiding over Board meetings. In this regard, Mr. Fischer and the Board in its advisory and oversight roles are particularly focused on overseeing our CEO and senior management in their pursuit and adoption of successful business strategies, risk management policies, and management succession plans. In the event that the Chairman and CEO positions ever are held by the same individual, our Corporate Governance Guidelines provide the Board shall appoint a “Lead Independent Director.”

Board and Committee Meetings in 2018

The Board met a total of 14 times during the 2018 fiscal year. Mr. Fischer served as the non-executive Chairman of the Board during the entire fiscal year. Committees of the Board met a total of 16 times during the 2018 fiscal year. All directors attended at least 75% of Board and committee meetings that occurred during their tenure as a director during the 2018 fiscal year. We expect all Board members to attend annual meetings. All of our directors attended the 2017 Annual Meeting.

Board’s Role in Risk Oversight

The Board as a whole actively oversees the risk management of the Company. Risks — the specific financial, operational, business and strategic risks that we face, whether internal or external — are identified by the Board and management together, and then each risk is assigned to either the full Board or a Board committee for oversight in accordance with its charter. Certain strategic and business risks, such as those relating to our products, markets and capital investments, are overseen by the entire Board. In 2018, the Board created a separate Risk Committee to oversee the Company’s risk identification, risk assessment and management practices for strategic enterprise risks facing the company. In addition, each of the other committees oversees risks relevant to its scope of review. The Audit Committee oversees management of market and operational risks that could have a financial impact, or impact financial reporting, such as those relating to internal controls or liquidity. The Nominating Committee and the Governance Committee manage the risks associated with governance issues, such as the independence of the Board. The Compensation Committee is responsible for managing the risks relating to our executive compensation plans and policies and, in conjunction with the Board, key executive succession. Management regularly reports to the Board or relevant committee on actions that we are taking to manage these risks. In addition, our Board committees annually evaluate compliance with their respective charters, ensuring that the committees are exercising proper oversight.

4	2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Director Education

Director Education

Each member of the Board has completed director education programs. Periodically, the Company provides director education with the assistance of external experts on topics relevant to the Company. The Company and each Board member are members of the National Association of Corporate Directors (“NACD”). As members of NACD and through other external director education service providers, the Company and each Board member have access to various programs, materials, reports, and research teams.

Corporate Governance Guidelines

The Board has established Guidelines that address various governance matters, including the role, function, size and composition of the Board, Board tenure, service on other public-company boards, conflict of interest issues, executive sessions of non-management directors, review of committee charters and the Board self-evaluation process. Copies of the Guidelines and certain other policies adopted by the Board are available on the “Investors” page of our website, www.scansource.com, under the “Governance” tab.

GENERAL BOARD FUNCTIONS

The Guidelines set forth general functions of the Board, including holding regular and, where appropriate, special meetings, periodically reviewing management’s performance and our organizational structure, reviewing and approving corporate strategy, determining compensation for our Named Executive Officers through the Compensation Committee and awarding equity-based compensation, overseeing our accounting and financial reporting process and audits of our financial statements, and identifying potential candidates for Board membership.

DIRECTOR RESIGNATION POLICY

The Guidelines provide that a director will tender his or her resignation if, in an uncontested election, the director fails to receive a greater number of votes “for” election than votes “withheld” from such election. The Board, on recommendation from the Nominating Committee, will then determine whether to accept the director’s resignation.

RETENTION OF INDEPENDENT ADVISORS

The Guidelines provide that the Board may retain independent advisors when appropriate.

SUCCESSION PLANNING

Our Board engages in an active succession planning process. On an annual basis, with the assistance of our CEO, it reviews the potential in-house candidates for each of the critical senior management positions and identifies areas of growth for those candidates that will best enable them to fill any need that we might have. Where there is not a satisfactory in-house candidate for a position, the Board considers whether outside candidates are likely to be available in a timely manner and whether other alternatives need to be considered.

BOARD TENURE

The Board is elected annually and is not classified.

COMPOSITION OF BOARD

The Board currently consists of seven members. The size of the Board may be increased or decreased by resolution of the Board.

The Guidelines provide that a majority of the Board will at all times be independent. Through the Nominating Committee, the Board will identify potential candidates for Board membership with the objective being that all new, non-management candidates will be independent. The Nominating Committee will confirm the independence of the non-management directors on an annual basis. The Board has determined that each of Messrs. Browning, Fischer, Grainger, Reilly and Whitchurch and Ms. Temple meet the requirements for being “independent” as defined in the NASDAQ listing standards. Mr. Baur is the only management member of the Board.

SERVICE ON OTHER PUBLIC COMPANY BOARDS

A director may serve on only four public boards of directors (including the Company’s Board) and no more than three public company audit committees. The CEO may serve on only three public board of directors (including the Company’s Board). All members of the Board, including the CEO, are compliant with the Guidelines regarding service on boards and audit committees of other public companies.

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	5

Corporate Governance Guidelines

EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

Pursuant to the Guidelines, independent directors must meet regularly without management present. Our independent directors met five times in executive session during fiscal 2018.

DIRECTOR EVALUATIONS AND REVIEWS

In accordance with the Guidelines, the Board and the Governance Committee conduct annual performance reviews of the Board and its committees. As a part of the evaluation process, the Board and each of the committees meet and discuss self-assessments and corporate governance matters.

CLAW-BACK POLICY

The Company’s claw-back policy applies to certain officers of the Company (a “Covered Officer”), which include all executive officers of the Company (as determined from time to time by the Board or the Compensation Committee), and such other employees who are participants in the Company’s equity incentive plans and cash incentive plans if the Board or the Compensation Committee deems them subject to the policy. Under the policy, if a Covered Officer receives an award under the applicable plan based on financial statements that subsequently are restated in a way that would decrease the amount of the award to which such person otherwise was entitled and the restatement is based in whole or in part on the misconduct of the Covered Officer, the Covered Officer is required to refund to the Company the difference between what he or she received and what he or she should have received. In addition, this policy requires the recoupment of any compensation to the extent otherwise mandated by applicable laws.

ANTI-PLEDGING POLICY

Under the Company’s anti-pledging policy, officers and directors are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for a loan. All executive officers and directors are in compliance with this policy.

ANTI-HEDGING POLICY

The Board has adopted an anti-hedging policy that covers employees, officers and directors of the Company. The policy provides that certain hedging transactions are prohibited by the Company’s employees, officers and directors, although the Company may permit a hedging transaction in limited circumstances if prior approval is obtained for such transaction. No such approval has ever been sought or given. All executive officers and directors are in compliance with this policy.

6	2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Corporate Social Responsibility

We are committed to our local communities and to our environment. Through our philanthropic pursuits and our focus on sustainability, we strive to create better places for our employees and neighbors to work and live.

With an emphasis on education and workforce training, last year we donated more than $800,000 to over 95 local non-profit organizations. Our employees and executives also devoted more than 2,000 hours of their time during the fiscal year to serve as volunteers in the community and local schools, colleges and universities. These efforts positively impact our business, as we increase community support, provide our employees with greater opportunities for leadership development and training, and improve the job satisfaction of our employees.

For the fourth consecutive year, ScanSource was honored to be named title sponsor of Upstate South Carolina’s largest STEAM (Science, Technology, Engineering, Arts, Math) festival, iMAGINE Upstate. The festival is an opportunity for us to reach out to students of all ages and introduce them to our technologies through hands-on activities, while also expanding ScanSource’s reach in the community. This year, ScanSource teamed up with the Greenville Zoo to present ScanSource STEAMFARI, a zoo-inspired, interactive exhibit that blended our technology with the Zoo’s education. Festival-goers were able to take control of a pan-tilt-zoom security camera to spy “zoo animals” throughout the event venue, see how a snake hunts using thermal vision technology and experience how zoo experts track animals using RFID technology. The Company’s dedication to executing another successful exhibit at iMAGINE is another testament to our culture of teamwork and community involvement.

ScanSource is also committed to creating a culture of environmental responsibility throughout our offices worldwide. This includes a corporate-wide recycling program, on-site electric vehicle charging stations, as well as many other waste-reduction and recycling efforts. For example, in calendar year 2017, our Southaven, Mississippi distribution facility was successful in recycling almost 96% of all waste generated. Items recycled included:

◾	Cardboard
◾	Stretch film
◾	Mixed paper
◾	Metal
◾	Lamps and ballasts
◾	Wood pallets
◾	All electronic waste.

Also, several years ago at our corporate headquarters in Greenville, South Carolina, we implemented a recycling program that has resulted in approximately three tons of waste being recycled on an average monthly basis.

ScanSource understands the value of waste elimination and sustainability and will continue to develop initiatives, communications, and programs designed to encourage environmentally sustainable practices with the goal of reducing the impact of our operations on the environment.

Additionally, our annual Corporate Social Responsibility report has been published and is available on the Company website under the “Investors” tab.

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	7

PROPOSAL NUMBER 1 - Election of Directors

The Company intends to nominate each of the individuals named below to serve as directors on our Board until their successor is duly elected and qualified at the 2019 Annual Meeting of Shareholders or, if earlier, his or her death, resignation or removal. Each of the nominees is currently a director of the Company.

Each of the proposed nominees has consented to stand for election as a member of our Board. We believe that each of our current directors has served our shareholders’ interests well during his or her tenure as a director and will continue to do so. We believe that the Company and our shareholders benefit from the wide variety of industry and professional experience that characterizes the members of our Board.

The following sets forth certain information regarding the proposed nominees, including each director’s specific experience, qualifications, attributes and skills that led our Board to conclude that each nominee is well-qualified to serve as a member of the Board.

INFORMATION REGARDING NOMINEES FOR DIRECTOR

Steven R. Fischer AGE 73 DIRECTOR SINCE December 1995 COMMITTEES Chairman of the Board and serves on all committees

Experience

Steven R. Fischer has served as Chairman of the Board since December 2009 and as a director of the Company since December 1995. Mr. Fischer served as President of North Fork Business Capital Corporation and its successor, Capital One Leverage Finance, from July 2004 to July 2008, and served as President of Transamerica Business Capital Corporation from September 2000 to February 2004, as Executive Vice President and Division Manager of Transamerica Business Capital Corporation from October 1997 to September 2000 and as Senior Vice President and Regional Manager of Transamerica Business Capital Corporation from March 1992 to October 1997. Mr. Fischer previously served as a director of Falconstor Software Inc. from 2001 to 2016. Mr. Fischer has served as a financial consultant since leaving Capital One Leverage Finance in 2008.

Qualifications

Mr. Fischer is a seasoned executive and has valuable experience in overseeing management and strategic acquisitions. He brings to the Board extensive financial skills important to the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance matters. Mr. Fischer’s long career in the financial services industry also brings financial management expertise to our Board. His experience is important to the Board’s oversight of strategy, compensation practices, acquisitions, risk management and implementation of sound corporate governance practices.

Michael L. Baur AGE 61 DIRECTOR SINCE December 1995 COMMITTEES None

Experience

Michael L. Baur has served as our CEO since January 2000 and as a director since December 1995. Mr. Baur has been employed with the Company since its inception in December 1992 and held the position of President from that point until June 2007.

Qualifications

Mr. Baur has served the Company as President or CEO since its inception and has developed a deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities. Mr. Baur has more than 30 years of experience in the IT industry, having served in various leadership and senior management roles in the technology and distribution industries before joining ScanSource. Mr. Baur brings strong leadership, entrepreneurial and business building and development skills and experience to the Board.

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Information Regarding Nominees for Director

Peter C. Browning AGE 76 DIRECTOR SINCE June 2014 COMMITTEES Chair of Compensation Committee and serves on all committees

Experience

Peter C. Browning has served as a director of the Company since June 2014. He has extensive experience in business, serving as an executive officer of a number of public companies, including Continental Can Company, National Gypsum Company and Sonoco Products Company. He has also served on more than 14 public-company boards, including Wachovia, Nucor Corporation, Lowe’s Companies, EnPro Industries, Inc., and The Phoenix Companies, and in a variety of board leadership roles, including serving as non-executive chair, lead director and chair of audit, compensation and governance/nominating committees. Mr. Browning currently serves as lead director of Acuity Brands and on the board of GMS, Inc. He also serves as lead independent director of the board of Equilar, a private company that is the leading provider of corporate data.

Qualifications

Mr. Browning is a well-known authority on board governance and his knowledge and experience in that area are invaluable to our Board. He was the Dean of the McColl Graduate School of Business at Queens University of Charlotte from 2002 to 2005 and has served as the Managing Partner of Peter Browning Partners, a board advisory consulting firm, since 2009. Mr. Browning was selected for the “2011 and 2012 NACD Director 100 List” (a list of the most influential people in corporate governance in the boardroom). He recently co-authored a book on governance guidance, titled The Directors Manual: A Framework for Board Governance, which offers practical advice on leading an organization’s board.

Michael J. Grainger AGE 66 DIRECTOR SINCE October 2004 COMMITTEES Chair of Risk Committee and serves on all committees

Experience

Michael J. Grainger has served as a director of the Company since October 2004. Mr. Grainger served as President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor, from January 2001 to April 2004. From May 1996 to July 2001, he served as Executive Vice President and Chief Financial Officer of Ingram Micro, and from July 1990 to October 1996 as Vice President and Controller of Ingram Industries, Inc. Mr. Grainger currently serves on the board of directors of Ingram Industries, Inc., a multinational diversified private company.

Qualifications

As a former executive of Ingram Micro (including serving as its Chief Financial Officer), Mr. Grainger brings extensive knowledge of our industry and our competitive environment to the Board. He also brings extensive accounting and financial skills important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters.

John P. Reilly AGE 70 DIRECTOR SINCE June 2001 COMMITTEES Chair of Nominating Committee and serves on all committees

Experience

John P. Reilly has served as a director of the Company since June 2001. Mr. Reilly served as a partner of Ares Management, LLC, a global alternative asset manager, until June 2016. Ares acquired Keltic Financial Services, LLC in 2014, where Mr. Reilly was President and CEO from 1999 to June 2014. Prior to that, from 1977 to 1999, he held senior management positions in the Leveraged Buy-Out, Leasing, Corporate Finance and Private Banking divisions at Citibank, N.A. Mr. Reilly also serves on the Board of Directors of Chimera Investment Corporation, a public real estate investment trust.

Qualifications

Mr. Reilly brings to the Board extensive financial skills important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance matters. His long career in the financial services industry, along with his MBA in Finance from Fairleigh Dickinson University, also provides Mr. Reilly with financial management expertise which he brings to our Board.

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Information Regarding Nominees for Director

Elizabeth O. Temple AGE 53 DIRECTOR SINCE September 2017 COMMITTEES Chair of Governance Committee and serves on Nominating and Risk Committees

Experience

Elizabeth O. Temple has served as a director of the Company since September 2017. Ms. Temple has served as the Chair and Chief Executive Officer of Womble Bond Dickinson (US) LLP since January 1, 2016 and as Co-Chair and Chief Executive Officer of Womble Bond Dickinson, a Global Top 100 law firm since November 1, 2017. She has been a practicing corporate and securities attorney at the firm since 1989. Prior to serving as Chair and Chief Executive Officer, Ms. Temple served in a number of leadership roles at the firm over the past decade and has been a partner at the firm since 1997.

Qualifications

Ms. Temple has extensive leadership experience serving as the Chief Executive Officer of a Global Top 100 law firm. Over Ms. Temple’s legal career, she has counseled public and private companies on their highest strategic priorities, giving her an understanding of the challenges and issues in the Company’s industry and the industries of many of its vendors and customers. Her background as a legal advisor to public companies and boards provides the Board with additional expertise in the areas of risk management, corporate governance, acquisitions and securities regulation.

Charles R. Whitchurch AGE 72 DIRECTOR SINCE February 2009 COMMITTEES Chair of Audit Committee and serves on all committees

Experience

Charles R. Whitchurch has served as a director of the Company since February 2009. Mr. Whitchurch served as the Chief Financial Officer of Zebra Technologies Corporation from September 1991 to June 2008. Mr. Whitchurch currently serves on the board of Ashworth College, a privately-held provider of nationally accredited online education, where he serves as Chairman of the Audit Committee. Mr. Whitchurch previously served on the boards of directors of SPSS, Inc., a publicly-held provider of predictive analytic software, from October 2003 to October 2009, Landmark Aviation, a privately held operator of fixed-base aviation operations throughout the United States and Europe, from October 2008 to October 2012, and Tricor Braun Holdings, a privately-held distributor of rigid packaging materials from July 2010 to November 2016. On all boards, he served as Chairman of the Audit Committee.

Qualifications

Mr. Whitchurch’s executive career brings in-depth knowledge of business operations and strategy and broad experience related to financial and corporate governance matters through his tenure serving on the boards of directors of public companies, including serving as the chairman of audit committees. With over three decades of service as a Chief Financial Officer, more than half of which was with a public company, Mr. Whitchurch has a deep understanding of the complex accounting issues often faced by public companies.

The Board of Directors unanimously recommends that shareholders vote “FOR” each of the nominees listed above.

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2018 Director Compensation Table

2018 DIRECTOR COMPENSATION TABLE

The following table provides information regarding the compensation paid to each of our non-employee directors for the fiscal year ended June 30, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Steven R. Fischer	100,500	82,440	182,940
Peter C. Browning	85,500	82,440	167,940
Michael J. Grainger	71,500	82,440	153,940
John P. Reilly	73,500	82,440	155,940
Elizabeth O. Temple	53,875	101,315	155,190
Charles R. Whitchurch	95,500	82,440	177,940

(1)

Amounts shown are the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see Note 10 to our audited financial statements for the fiscal year ended June 30, 2018, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, accompanying this Proxy Statement. Each non-employee director received a restricted stock award on December 8, 2017 for 2,400 shares that vested in June 2018. In addition, in connection with her appointment to the Board, Ms. Temple received a restricted stock award on September 11, 2017 for 500 shares that vested in March 2018. The aggregate number of stock awards outstanding at June 30, 2018 for each director is as follows: Mr. Fischer, 23,267; Mr. Browning, 12,200; Mr. Grainger, 12,800; Mr. Reilly, 15,224; Ms. Temple, 2,900; and Mr. Whitchurch, 19,600.

Cash Retainers for Fiscal 2018

Directors who are not our employees were paid an annual retainer of $70,500. An additional annual retainer of $30,000 was paid, as applicable, to a non-executive Chairman (or acting Chairman) of the Board. An additional annual retainer of $25,000 was paid to the chair of the Audit Committee, and an additional annual retainer of $15,000 was paid to the chair of the Compensation Committee. Additional annual retainers of $2,000 were paid to the chairs of the Nominating, Governance and Risk Committees. Annual service for this purpose relates to the approximate 12-month periods between annual meetings of our shareholders. All directors are reimbursed for expenses incurred in connection with the performance of their services as directors as well as the cost of any director education.

Equity Retainers for Fiscal 2018

Our non-employee directors receive an annual equity retainer (in the form a stock grant of restricted common stock) under the ScanSource, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”). In addition, non-employee directors also may be eligible to receive other awards under our 2013 Plan.

The number of shares of restricted stock subject to a director’s annual restricted stock award was determined by dividing $100,000 by the equity award value per share on the grant date. The equity award value means the value per share based on a 45-day averaging of the fair market value of the common stock over a specified period of time (however, beginning in fiscal 2019, awards will be valued using the closing price of the common stock on the grant date). The date of grant of the annual restricted stock awards is the day following each annual shareholders meeting unless the Board modifies, suspends or delays the grant date because the grant date would not occur during an open “window” for stock transactions under the Company’s insider trading compliance program or if the Board otherwise determines that modification, suspension or delay of the grant date is necessary or appropriate.

A person who first becomes a non-employee director on a date other than a regularly scheduled annual meeting of shareholders will receive a restricted stock award for a pro-rated number of shares of common stock. Restricted stock may not be transferred or sold until it has vested.

Restricted stock granted to directors under the 2013 Plan will vest in full on the day that is six months after the date of grant, or upon the earlier occurrence of (i) the director’s termination of service as a director by reason of death, disability or retirement or (ii) a change in control of the Company. If a director terminates service for any other reason, he or she will forfeit all of his or her right, title and interest in and to the unvested restricted stock as of the date of termination, unless the Board or the Compensation Committee determines otherwise.

Stock Ownership and Retention Policy

Under the equity ownership policy, directors are expected to hold five times their annual Board cash retainer in Company securities. The policy also incorporates a retention requirement by requiring such persons to retain 50% of the net shares resulting from the vesting of certain awards until the required ownership under the policy is met. As of the end of the 2018 fiscal year, all directors were in compliance with this policy.

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2018 Director Compensation Table

Fiscal 2019 Director Compensation Program

In August 2018, the Board, upon recommendation from the Compensation Committee, made changes to the director compensation program in line with market trends and to support future director recruitment efforts. These changes were effective as of July 1, 2018. The changes in the program include (i) an increase in the annual cash retainer for all directors to $85,000, (ii) an increase in the cash retainer for the Chairman of the Board to $70,000, (iii) an increase in the cash retainer for the chairs of the committees (other than the Audit Committee and the Compensation Committee) to $5,000 and (iv) an increase in the value of the annual equity grant made to directors to $130,000, which will be valued using the closing price of the common stock on the grant date.

COMMITTEES OF THE BOARD

The Board has standing Audit, Compensation, Governance, Nominating and Risk Committees, each of which has a written charter. Copies of the charters for the Board committees, as well as our Corporate Governance Guidelines, are available on the “Investors” page of our website, www.scansource.com, under the “Governance” tab. The following table reflects the membership of each of the Board’s committees and the Chairman of the Board:

	BOARD OF DIRECTORS	AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE COMMITTEE	NOMINATING COMMITTEE	RISK COMMITTEE
Michael L. Baur
Peter C. Browning			Chair
Steven R. Fischer	Chair
Michael J. Grainger						Chair
John P. Reilly					Chair
Elizabeth O. Temple				Chair
Charles R. Whitchurch		Chair

Audit Committee

The Audit Committee is currently composed of Chair Whitchurch and Messrs. Browning, Fischer, Grainger, and Reilly. The functions of the Audit Committee include selecting the independent auditor, reviewing the scope of the annual audit undertaken by our independent auditor and the progress and results of its work, reviewing our financial statements and our internal accounting and auditing procedures and overseeing our internal audit function. The Audit Committee met five times during the 2018 fiscal year. Each member of the Audit Committee meets the definition of independence for audit committee members as set forth in the NASDAQ listing standards and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all members of the Audit Committee meet the requirements of an “audit committee financial expert” as defined in SEC rules and regulations.

Compensation Committee

The Compensation Committee is currently composed of Chair Browning and Messrs. Fischer, Grainger, Reilly and Whitchurch. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for our Named Executive Officers, overseeing our equity-based plans, overseeing compensation risk assessment and considering such other matters as may from time to time be referred to the Compensation Committee by the Board. The Compensation Committee met eight times during the 2018 fiscal year. Each member of the Compensation Committee meets the independence requirements for compensation committee members as set forth in the NASDAQ listing standards, the Exchange Act, and the Internal Revenue Code. See “Executive Compensation — Compensation Discussion and Analysis” for a further discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation.

Governance Committee

The Governance Committee is currently composed of Chair Temple and Messrs. Browning, Fischer, Grainger, Reilly and Whitchurch. The functions of the Governance Committee include oversight and responsibility for implementation of the Company’s program for complying with the rules and regulations of the SEC and NASDAQ (in conjunction with the Audit Committee, where necessary or appropriate) as well as other NASDAQ rulemaking initiatives pertaining to corporate governance considerations. Each member of the Governance Committee meets the independence requirements as set forth in the NASDAQ listing standards. The Governance Committee held one committee meeting in the 2018 fiscal year.

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Committees of the Board

Nominating Committee

The Nominating Committee is currently composed of Chair Reilly and Messrs. Browning, Fischer, Grainger and Whitchurch and Ms. Temple. The functions of the Nominating Committee include oversight and responsibility for the recruitment and nomination of our directors from time to time including, but not limited to, the nomination of directors for election at each annual meeting of our shareholders. Each member of the Nominating Committee meets the independence requirements as set forth in the NASDAQ listing standards. The Nominating Committee held two committee meetings during the 2018 fiscal year.

Risk Committee

The Risk Committee is currently composed of Chair Grainger and Messrs. Browning, Fischer, Reilly and Whitchurch and Ms. Temple. The Risk Committee assists the Board in overseeing management’s identification and evaluation of enterprise risks, including the Company’s risk management framework and the policies, procedures and practices employed to manage risks. Each member of the Risk Committee meets the independence requirements as set forth in the NASDAQ listing standards.

CANDIDATES FOR THE BOARD

The Nominating Committee will identify and screen potential nominees for directors, including nominees recommended by shareholders, and recommend nominees to the Board. See “Shareholder Proposals” for a discussion of the Company’s policies for shareholder nominees. The Nominating Committee has not adopted specific objective requirements for service on the Board. Instead, the Nominating Committee will consider various factors in determining whether to recommend to the Board potential new Board members, or the continued service of existing members, including the nominee’s experience and skills and whether such skills or experience are particularly relevant to us; whether the nominee would be an independent director under NASDAQ listing standards and applicable law; and in the case of existing members, the nominee’s contributions as a member of the Board during his or her prior service. In addition, in determining whether to recommend a director nominee, the committee members will consider and discuss diversity, among other factors, with a view toward the needs of the Board as a whole. Generally, the Board considers such factors as race, age, gender, national origin and other factors as part of the consideration with regard to diversity. The Nominating Committee strives to nominate directors with a variety of complementary skills so that the Board, as a whole, will possess the appropriate talent, skills and expertise to oversee our business. The Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a Board that best serves the needs of the company and the interest of its shareholders.

COMMUNICATIONS WITH THE BOARD

Our security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to our Corporate Secretary, John Harvey, by mail at our principal executive offices, or by e-mail to john.harvey@scansource.com. All written communications will be compiled by the Corporate Secretary and promptly submitted to the individual directors being addressed or to the chair of the committee whose areas of responsibility include the specific topic addressed by such communication, or, in all other cases, to the Chairman of the Board.

CODE OF CONDUCT

Our Code of Conduct applies to all of our executive officers, including our CEO and our Chief Financial Officer (“CFO”), directors and employees. We have posted the Code of Conduct on the “Investors” page of our website, www.scansource.com, under the “Governance” tab. We will provide a copy of the Code of Conduct upon request to any person without charge. Such requests may be transmitted by regular mail in the care of the Corporate Secretary.

We will post on our website, www.scansource.com, under the “Governance” tab, or will disclose on a Form 8-K filed with the SEC, any amendments to, or waivers from, a provision of the Code of Conduct that apply to our CEO and our CFO, or persons performing similar functions, and that relate to (i) honest and ethical conduct, including the ethical handling

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	13

Code of Conduct

of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct, or (v) accountability for adherence to the Code of Conduct. Any waiver granted to an executive officer or a director may only be granted by the Board and will be disclosed, along with the reasons therefor, on a Form 8-K filed with the SEC. No waivers were sought or granted in fiscal 2018.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended June 30, 2018, Messrs. Browning, Fischer, Grainger, Reilly and Whitchurch served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2018, or at any time prior thereto. During fiscal 2018, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act, and no executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee reviews all related party transactions (as defined by Item 404 of Regulation S-K) in accordance with NASDAQ listing standards. In addition, the charter of the Audit Committee requires the Audit Committee to review a summary of any director’s or officer’s related party transactions and potential conflicts of interest on a yearly basis. The charter also requires the Audit Committee to review our conflict of interest policy (which is part of our Code of Conduct) and compliance with that policy on an annual basis.

We are not aware of any related party transaction since the beginning of fiscal 2018 required to be reported under our policy or applicable SEC rules for which our policies and procedures did not require review or for which such policies and procedures were not followed.

There are no family relationships among the executive officers and directors, and there are no arrangements or understandings between any independent director or any other person pursuant to which that independent director was selected as a director.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors unanimously recommends that shareholders vote “FOR” each of the Nominees previously listed in this Proxy Statement.

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PROPOSAL NUMBER 2 - Advisory Vote on Executive Compensation

BACKGROUND OF THE PROPOSAL

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity at the 2018 Annual Meeting to vote on a non-binding advisory resolution, commonly known as a “Say-on-Pay” proposal, approving the compensation of our Named Executive Officers. The Company holds this non-binding advisory vote annually. There have been no material changes to our compensation policies this year. This vote is not intended to address any specific item of compensation or the compensation of any specific Named Executive Officer, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. A discussion of these items is found in the Compensation Discussion and Analysis section of this Proxy Statement.

EXECUTIVE COMPENSATION

The Compensation Committee has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis and the executive compensation tables regarding Named Executive Officer compensation, together with the accompanying narrative disclosure, illustrate the trends in compensation and application of our compensation philosophies and practices for the years presented. Highlights of our compensation program include the following:

◾

Variable cash incentives are payable to Named Executive Officers to encourage the achievement of various pre-determined performance metrics, business growth opportunities, management goals and profitability of business units, all of which focus our Named Executive Officers on performance goals intended to enhance shareholder value.

◾

Awards of long-term equity incentives, in the form of performance-based stock awards, stock options, restricted stock awards and restricted stock units, directly align the interests of our Named Executive Officers and shareholders.

◾

Linking the personal financial interests of our Named Executive Officers to the Company’s long-term performance discourages excessive risk-taking and encourages behavior that supports sustainable shareholder value creation.

◾

The Board’s adoption of policies covering stock ownership and retention, incentive compensation recoupment, and anti-pledging and anti-hedging for executive officers mitigates risk in connection with our executive compensation program.

The Compensation Committee believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our Named Executive Officers and our shareholders. Accordingly, we are asking our shareholders at the 2018 Annual Meeting to vote “FOR” the non-binding advisory resolution approving the compensation of our Named Executive Officers, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion below.

EFFECT OF RESOLUTION

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board value the opinions of our shareholders and will take the outcome of the vote into account when considering future executive compensation arrangements.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors believes that our executive compensation program aligns our Named Executive Officers’ compensation with the long-term interests of our shareholders. Our program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with shareholder interests and that have benefited and will benefit the Company over time.

For the reasons stated above, we recommend a vote “FOR” the following advisory resolution at our 2018 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Proxy Statement for our 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Named Executive Officer compensation tables and related narrative discussion, is hereby APPROVED.”

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PROPOSAL NUMBER 3 -

Ratification of Appointment of Independent Auditors

The Audit Committee has appointed the firm of Grant Thornton LLP (“Grant Thornton”), an independent registered public accounting firm, as independent auditor to make an examination of our accounts for fiscal 2019, which appointment has been ratified by the Board. See the “Audit Committee Report” below for more information. Shareholder ratification of the selection of Grant Thornton as our independent registered public accounting firm is not required by law but is being presented in the discretion of the Board of Directors. If the shareholders do not ratify this appointment, other independent registered public accounting firms will be considered by the Audit Committee. A representative of Grant Thornton is expected to be in attendance at the 2018 Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

As reflected in the table below, we incurred fees in fiscal 2018 and 2017 for services performed by Grant Thornton related to such periods.

	Year Ended June 30, 2018	Year Ended June 30, 2017
Audit Fees	$2,155,854	$1,827,666
Audit-Related Fees	$—	$—
Tax Fees	$81,928	$43,870
All Other Fees	$—	$—

Total Fees	$2,237,782	$1,871,536

In the above table, in accordance with applicable SEC rules:

◾

“Audit Fees” are fees for professional services for the audit of the consolidated financial statements included in our Form 10-K, the audit of internal control over financial reporting, the review of financial statements included in our Form 10-Qs, and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements;

◾	“Audit-Related Fees” are fees for due diligence services and review of other SEC filings and communications;
◾	“Tax Fees” are fees for professional services related to foreign tax compliance, tax advice and tax planning; and
◾	“All Other Fees” are fees related to services other than those reported under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees.”

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by our independent auditor. All audit and permitted non-audit services performed in fiscal 2018 were pre-approved by the Audit Committee. The process for such pre-approval is typically as follows: Audit Committee pre-approval is sought at one of the Audit Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee, pursuant to guidelines approved by the Audit Committee, to one or more members of the Audit Committee. None of the services described above were approved by the Audit Committee pursuant to the exception provided by the Exchange Act rules.

The Audit Committee has reviewed the non-audit services provided by Grant Thornton and has determined that the provision of such services is compatible with maintaining Grant Thornton’s independence for the period of time during which it has served as our independent auditor.

RECOMMENDATION OF BOARD OF DIRECTORS

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending June 30, 2019.

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Executive Compensation

EXECUTIVE OFFICERS

The following sets forth certain information regarding our current executive officers who are our Named Executive Officers for the fiscal year ending June 30, 2018:

Name	Experience and Qualifications	Age
Michael L. Baur	Michael L. Baur has served as our CEO since January 2000 and as a director since December 1995. Mr. Baur has been employed with the Company since its inception in December 1992 and held the position of President from that point until June 2007.	61
Gerald Lyons	Gerald Lyons has served as our Executive Vice President and Chief Financial Officer since August 2017, after serving in an interim role beginning in November 2016. Mr. Lyons has served in various finance and accounting roles since joining the Company in April 2007.	55

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide information about our compensation objectives and practices for our Named Executive Officers for fiscal 2018. The Compensation Committee monitors the results of the “Say-on-Pay” vote and considers those results along with the objectives listed above in determining compensation policies. A substantial majority (95%) of our shareholders voting at the meeting approved the compensation paid in fiscal 2017 as described in our 2017 proxy statement. The Compensation Committee interpreted this vote result as a strong indication of support for our current compensation program. In light of this support, and its own independent review of our executive compensation program, the Compensation Committee designed fiscal 2018 compensation using the same objectives disclosed in our 2017 proxy statement and made the following changes, among others, to the program design to better align with those objectives: (i) to eliminate employment agreements, other than for our Chief Executive Officer, (ii) to change the mix of equity grants and (iii) to revise the operating metrics used in the Management Incentive Plan (“MIP”), each as described below.

Executive Summary

Objectives of the Compensation Program

Our executive compensation program is designed to attract, retain and motivate executives through achieving the following three objectives:

Objective	Description
Pay-for-Performance

We emphasize performance-based compensation, which motivates executives and key employees to achieve strong financial, operational and individual performance in a manner that balances short-term and long-term results.

Align Interests of Executives with Shareholders

We encourage a long-term commitment to ScanSource and align the interests of executives with shareholders by providing a significant portion of total compensation tied to performance, including both variable performance-based bonus structures and stock-based incentives, and encouraging retention of equity awards by our Chief Executive Officer through our stock ownership guidelines.

Retain Talented Leadership

We attract and retain talented executives and key employees by providing total compensation that is competitive with that of other executives and key employees of similarly sized companies, whether within or outside of our industry.

PAY-FOR-PERFORMANCE

The guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of executives and shareholders should be aligned. Our compensation program is designed to provide significant performance-based compensation, including equity compensation that is variable and based on our actual results and our executives’ performance, as compared to fixed or guaranteed compensation. As a result, a significant portion of our Named Executive Officers’ compensation is directly contingent on our operating results (non-GAAP operating income growth, non-GAAP operating income margin and return on working capital (“ROWC”)) and aligned with shareholder interests. For example, for fiscal 2018 approximately 74% of the total compensation for our CEO was variable performance-based compensation.

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Compensation Discussion and Analysis

ALIGN INTERESTS OF NAMED EXECUTIVE OFFICERS AND SHAREHOLDERS

In addition to our pay-for-performance program, the Compensation Committee has adopted a number of other compensation policies or best practices designed to align the interests of our Named Executive Officers and our shareholders. These include:

ScanSource Does

Require significant stock ownership. We have adopted minimum ownership guidelines for our CEO. He is required to retain 50% of the net shares resulting from vesting or exercises of equity awards until he owns Company common stock in an amount equal to three times his base salary. As of June 30, 2018, Mr. Baur was in compliance with the Company’s stock ownership guidelines.

Mandate a claw-back policy tied to a compensation program. We maintain a “claw-back policy,” which would allow us to recover certain incentive compensation based on financial results in the event those results were restated due at least partially to the recipient’s misconduct. In addition, this policy requires the recoupment of any compensation to the extent mandated by applicable laws.

Seek our shareholders’ input on executive compensation. We value our shareholders’ input on our executive compensation, and we seek an annual non-binding vote on our executive compensation policies.

ScanSource Does Not
✗

Permit pledging of our securities by our Named Executive Officers or Board of Directors. We have a policy that prohibits officers and directors from pledging Company securities in margin accounts or as collateral for a loan. All officers and directors are in compliance with this policy.

✗	Permit hedging of our securities by our Named Executive Officers or Board of Directors without pre-clearance from the Company’s General Counsel. We have a policy that generally prohibits employees (including the Named Executive Officers and Directors) from trading in options, warrants, puts, calls or similar instruments in connection with our securities, or selling our securities “short.” Since the inception of the policy, no requests for pre-clearance to allow any such hedging transactions have been made or granted.

✗	Provide automatic cash severance benefits upon a change in control. Our employment arrangements with our Named Executive Officers provide cash severance only upon a “double trigger,” meaning that change in control severance benefits are payable only if our Named Executive Officers incur a qualifying termination of employment (i.e., a voluntary termination for “good reason” or an involuntary termination without “cause”) and the termination occurs in connection with a change in control of the Company.

✗	Provide golden parachute tax gross ups or excessive perquisites. We do not provide excise tax gross-ups for severance benefits received by our Named Executive Officers under their employment arrangements. We only provide limited perquisites to our Named Executive Officers.

RETAIN TALENTED LEADERSHIP

We operate in a marketplace characterized by significant competition for talented executives. Our executive compensation program is designed to enable us to attract, motivate, reward and retain the management talent necessary to achieve both long-term and short-term corporate objectives and enhance shareholder value. We also aim to establish executive compensation levels that correlate directly to the Named Executive Officer’s level of responsibility, with the compensation of our Named Executive Officers being tied both to our performance as a whole and to individual performance. To do this effectively, our philosophy is that our compensation program must provide our Named Executive Officers with a total compensation package that is reasonable in relation to our performance, and sufficiently competitive with the packages offered by similarly sized companies within or outside our industry.

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Compensation Discussion and Analysis

Material Elements of Our Compensation Programs

The Compensation Committee strives to provide our Named Executive Officers with a compensation package that balances short-term and long-term compensation. We believe that our current executive compensation program, consisting of a mix of base salary, retirement contributions, annual performance-based cash incentive awards and both performance-based and annual service-based grants of equity, (i) provides a predictable and transparent structure for executive compensation, (ii) provides a significant percentage of a Named Executive Officer’s compensation through variable performance-based vehicles and (iii) attracts, retains and motivates our Named Executive Officers.

In determining the compensation of our Named Executive Officers, the Compensation Committee uses the following specific compensation elements, which it believes support our compensation objectives.

Compensation Objectives
Compensation Element	Description	Reward Performance	Attract and Retain	Align with Shareholders
Base Salary	Fixed level of compensation
Annual Variable Cash Incentive Awards	Performance-based cash incentives rewards Company and individual performance
Time-Vesting Restricted Stock or Restricted Stock Units	Long-term equity award, with three-year vesting
Performance- and Time-Vesting Restricted Stock or Restricted Stock Units	Rewards Company performance; new awards with three-year vesting, in addition to performance criteria
Stock Options	Rewards Company performance above a threshold
Health, Welfare & Retirement Plans	401(k) Savings Plan Employee Stock Purchase Plan Deferred Compensation Plan Executive Severance Plan
Stock Ownership Guidelines, Anti- Hedging Policy, Anti-Pledging Policy and Claw-Back Policy	Compensation risk mitigators

The Compensation Committee determines the amounts of each element and the aggregate compensation for our Named Executive Officers, without using any specific formula or attempting to satisfy any specific ratio for compensation among our Named Executive Officers; however, the differences in the aggregate compensation between our CEO and our CFO are intended to reflect the individual responsibilities with respect to their respective positions, experience in the applicable role and experience in our industry.

In determining compensation for our CEO, the Compensation Committee considers the amount of compensation he receives in cash versus equity. A large portion of our CEO’s compensation is in the form of stock options, which are valued at the time of grant using the Black-Scholes model, despite that this form of compensation may never result in value for our CEO. As a result, there can be a significant difference between what is reported as our CEO’s total compensation for a given year and what he actually receives.

The Compensation Committee regularly reviews benchmarking and market surveys in order to ensure that our compensation is competitive with that of our peers. The Compensation Committee also considers analysis and benchmarking by third parties, such as ISS and Equilar and the different peer groups each firm uses for comparative purposes in order to gain a better understanding of compensation practices and trends in the market.

The Compensation Committee views the components of compensation as related, but distinct, and therefore regularly reevaluates the appropriate mix of elements, including the appropriate targets for incentive awards. The Compensation Committee also relies on the independent expertise compiled from the general knowledge, experience and good

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Compensation Discussion and Analysis

judgment of its members, both with regard to competitive compensation levels and the relative success that our Company has achieved. From time to time, the Compensation Committee may also retain a compensation consultant and relies on information provided by the Compensation Committee’s compensation consultants. During fiscal 2017 and 2018, our Compensation Committee engaged a compensation consultant to design and evaluate all of the elements of our executive compensation for our Named Executive Officers’ compensation to help determine appropriate executive compensation levels and design for fiscal 2018. As a result of this review, we (i) entered into new employment arrangements with our Named Executive Officers, (ii) updated the mix of equity awards granted to certain employees to provide for grants of performance-based restricted stock units in addition to stock options and service-based restricted stock units and (iii) updated the operating metrics for the fiscal 2018 MIP to measure non-GAAP operating income growth, operating income margin and ROWC.

BASE SALARY

Base salary generally provides a fixed base level of compensation for our executives for the services they render during the year. The purpose of base salary is to compensate our Named Executive Officers in light of their respective roles and responsibilities over time. Base salary is essential to allow us to compete in the employment marketplace for talent and is an important component of total compensation for the Named Executive Officers. It is vital to our goal of recruiting and retaining Named Executive Officers with proven abilities. A Named Executive Officer’s base salary is set in accordance with the terms of his or her employment agreement or letter and is reviewed annually. Increases, if any, to base salary are based generally upon a subjective assessment of overall individual performance, market trends and the Company’s performance. In evaluating the Company’s performance, the primary consideration is our financial performance for the relevant annual period, with a focus on non-GAAP operating income growth, non-GAAP operating income margin and ROWC, each of which aligns executive and shareholder interests and which we consider to have a strong correlation with shareholder value creation.

ANNUAL VARIABLE PERFORMANCE-BASED CASH INCENTIVE AWARDS

Annual variable performance-based cash incentive awards are designed to encourage the achievement of various pre-determined Company financial and operating performance goals. For fiscal 2018, non-GAAP operating income growth, non-GAAP operating income margin and ROWC are the primary measurements of performance for cash incentive awards because of our belief that each such measurement has a strong correlation with shareholder value. Our management emphasizes non-GAAP operating income growth, non-GAAP operating income margin and ROWC, all non-GAAP measures, in evaluating and monitoring the Company’s financial condition and operating performance. These three metrics assist us in comparing our performance over various reporting periods on a consistent basis because they remove from our operating results the impact of items that do not reflect our core operating performance and are derived from our financial statements as described in “Non-GAAP Financial Information” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018. The Compensation Committee has the discretion to make adjustments to non-GAAP operating income growth, non-GAAP operating income margin and ROWC for extraordinary one-time events, or other items beyond management’s control, and to award additional cash incentives based on other criteria. In fiscal 2018, the Compensation Committee made adjustments to the calculation of non-GAAP operating income for purposes of the cash incentive awards to eliminate the impact of certain additional one- time, extraordinary items that it believed did not reflect our core operating performance, including a foreign tax matter, an investment in connection with a recent acquisition and a limited number of other one-time expenses.

ANNUAL PERFORMANCE-BASED AND SERVICE-BASED EQUITY AWARDS

The Compensation Committee annually grants equity (restricted stock, restricted stock units or stock options) to our Named Executive Officers, since it believes this element of our compensation program provides our Named Executive Officers with the opportunity to develop a significant ownership stake in the Company and directly aligns their interests with the long-term interests of our shareholders. In addition, equity awards serve as a retention vehicle for the Named Executive Officers because, if performance criteria is met, they typically vest over three years and generally are forfeited if not vested upon termination of employment. The Compensation Committee had historically focused on the use of stock options for our CEO and restricted stock units to the other Named Executive Officers. However, beginning fiscal 2017 the Compensation Committee determined to also grant our CEO restricted stock units and in fiscal 2018 the Compensation Committee determined to grant our CEO the same mix of equity awards granted to other Named Executive Officers, which included both stock options and restricted stock units.

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Compensation Discussion and Analysis

In approving long-term equity incentives, the Compensation Committee focuses on the Company’s overall performance, the value of the proposed award, the amount and value of awards granted in prior years, and the overall compensation package of the Named Executive Officer with the ultimate goal of aligning the interests of the executives with our shareholders’ interests and motivating and retaining critical leadership through the use of equity. The Compensation Committee also believes that linking the personal financial interests of our Named Executive Officers to the Company’s long-term performance discourages excessive risk taking and supports sustainable shareholder value creation.

The Company has historically granted annual equity awards at the December meeting of the Compensation Committee. Annual equity awards were approved at an in-person meeting of the Compensation Committee on the day of the Annual Meeting of Shareholders provided that the Company is in an open trading window, and otherwise at the next Compensation Committee meeting. However, in August 2018, the Board determined to provide greater flexibility for the timing of the annual approval and award of equity grants to our Named Executive Officers to be at a time closer to the annual performance evaluations of those officers. Equity awards are also made by the Compensation Committee from time to time to incentivize and reward certain performance and to provide additional retention value. See the “Long-Term Equity Incentives” section of this Compensation Discussion and Analysis for more information.

The Compensation Committee’s policy is to set the exercise price of stock option awards by using the closing price of our stock on the date of the grant. The Compensation Committee determines the number of shares of a value-based restricted stock unit award by using an average of the closing price of the Company’s stock for a 45-day period prior to the date of grant. Going forward, awards will be valued using the closing price of the common stock on the grant date.

Process for Determining Named Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing, approving, and monitoring compensation policies and programs that are consistent with the Company’s business strategy and aligned with shareholders’ interests. Specifically, the Compensation Committee is responsible for:

◾	reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO and other Named Executive Officers;
◾	negotiating the employment agreement of the CEO;
◾	reviewing and approving any employment letters or contracts and severance plans of all other Named Executive Officers;
◾	reviewing and approving annual incentive awards to Named Executive Officers; and
◾	reviewing and approving equity-based compensation plans and grants of equity awards under such plans and the Board-approved policies or guidelines applicable to them.

The Compensation Committee meets several times each year to review and approve executive compensation programs and, if necessary, recommend approval to the Board of Directors.

Role of Management

The Compensation Committee regularly meets with the CEO to receive reports and recommendations regarding the compensation of our Named Executive Officers other than the CEO. In particular, the CEO recommends to the Compensation Committee annual base salaries, annual incentive awards and long-term or performance equity grants for the Named Executive Officers other than himself. The Compensation Committee then evaluates each Named Executive Officer, sets performance criteria for annual cash incentive awards, and makes long-term equity grants, if any. At the beginning of each fiscal year, MIP targets for certain financial measures are established with consideration for adjustments for one-time expenses or longer term investments that are planned. As part of its evaluation process, the Compensation Committee considers the Company’s performance and consistency, the Named Executive Officer’s individual performance over the prior year, changes in responsibilities, and future potential as well as data available from compensation surveys and compensation consultants. Although the Compensation Committee considers the CEO’s recommendations, the final decisions regarding base salary, annual incentive awards and equity awards are made by the Compensation Committee.

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Compensation Discussion and Analysis

Role of Compensation Consultant

At the end of fiscal 2017, the Compensation Committee worked with Willis Towers Watson to provide updated market compensation references and information for the Named Executive Officers in connection with the expiration of our Named Executive Officers’ three-year employment agreements. Willis Towers Watson provided the Compensation Committee with general market surveys and other information related to the general market for executive compensation. In addition, Willis Towers Watson provided information derived from proxy statements from peer companies that included publicly traded technology distributors and other technology industry companies with similar revenues. The peer companies included the following:

Anixter International Inc.	Belden Inc.	Benchmark Electronics, Inc.
CDW Corporation	Diebold, Inc.	ePlus inc.
Insight Enterprises, Inc.	PC Connection, Inc.	PCM, Inc.
Plexus Corp.	Sanmina Corporation	SYNNEX Corporation
Systemax Inc.	TTM Technologies, Inc.	WESCO International, Inc.
Zebra Technologies Corporation

The Compensation Committee reviewed compensation information from this peer group by comparable executive position and level to better understand the market for other participants in the market for all aspects of compensation. In a review of the applicable data, the Compensation Committee sought to ensure that the overall compensation to our Named Executive Officers was competitive and within norms for the industry and other companies of similar characteristics based on the executive’s position, level and job performance.

The Compensation Committee took this evaluation into account in determining the terms of Mr. Baur’s new three-year employment agreement, effective July 1, 2017, and Mr. Lyons’ employment letter, effective August 23, 2017. In addition, the Compensation Committee has determined that going forward, the Chief Executive Officer will be the only executive with an employment agreement, and other Named Executive Officers will be employed at-will and will participate in the ScanSource, Inc. Executive Severance Plan, which provides certain severance and other benefits in the event of certain terminations, as described in further detail below.

The Compensation Committee also consulted with Willis Towers Watson at the end of fiscal 2017 and during fiscal 2018 when making certain executive compensation decisions, including in connection with the decision to change the mix of equity awards, the design of the fiscal 2018 MIP (discussed below), the fiscal year 2019 MIP design and the changes to director compensation.

In addition to the executive compensation services, Willis Towers Watson provided health and welfare benefits brokerage services and benefits administration services and other consulting services relating to non-executive compensation in fiscal 2018. The brokerage services were provided under long-standing arrangements of which the Compensation Committee was aware prior to commissioning the fiscal 2018 executive compensation services. In 2017, Willis Towers Watson was paid approximately $58,000 in fees related to executive compensation services, and $385,000 related to non-executive compensation services.

The Compensation Committee reviewed all factors relevant to the independence of Willis Towers Watson, including:

◾	The provision of services to the Company by Willis Towers Watson other than those requested by the Compensation Committee;
◾	The amount of fees received by Willis Towers Watson as a percentage of Willis Towers Watson’s total revenue;
◾	The policies and procedures adopted by Willis Towers Watson that are designed to prevent conflicts of interest;
◾	Any business or personal relationship between a consultant and a member of the Compensation Committee;
◾	Any stock of the Company owned by a consultant; and
◾	Any business or personal relationship between a consultant and an executive officer of the Company.

As a result of such evaluation, and a certification from Willis Towers Watson regarding its consultant’s independence, the Compensation Committee determined that Willis Towers Watson is independent.

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Compensation Discussion and Analysis

Named Executive Officer Compensation in Fiscal 2018

Summary

Our executive compensation program emphasizes performance-based pay. The elements of compensation and the general mix of compensation among the various elements remained unchanged in fiscal 2018, other than adding back performance-based restricted stock units as part of the annual equity awards this year and to match the mix of equity awards to be the same among the Named Executive Officers. The Company’s financial performance during fiscal 2018 is reflected in the compensation of each of our Named Executive Officers for fiscal 2018, particularly with respect to payouts pursuant to our annual cash incentive program. Our cash incentive opportunity is designed such that if our financial results, as measured by non-GAAP operating income growth, non-GAAP operating income margin and ROWC, reflect an increase in the financial performance of the Company, then our executives should realize a greater impact on their cash incentive opportunity. In addition, individual performance is also taken into account by the Compensation Committee, and the award may be modified by up to 20% depending on if the executive did not meet or exceeded performance expectations. Awards are also capped at 200% of the executive’s target bonus regardless of our financial performance.

For fiscal 2018, based on (i) our financial performance, (ii) the Compensation Committee’s pre-established MIP operating targets for the cash incentive opportunity, and (iii) his performance, the cash incentives paid to our CEO were $822,205 more than the amount he received for fiscal 2017 and $616,675 more than the amount he received for fiscal 2016. We believe this result is appropriately aligned with the Company’s fiscal 2018 financial performance.

The equity awarded to our CEO was $140,160 more than the amount he received for fiscal 2017 and $602,624 more than the amount he received for fiscal 2016. The higher amounts are consistent with the Company’s and the CEO’s performance and the increased equity amount is consistent with our goal of aligning our CEO’s pecuniary interests with long-term shareholder value creation.

In addition, the total compensation of our CEO generally has increased or decreased during the past five fiscal years as our non-GAAP operating results have increased or decreased. We believe this correlation between the Company’s performance and pay appropriately motivates and rewards our CEO and is beneficial to our shareholders.

In addition, we believe that it is important to link each of our Named Executive Officers’ compensation and personal financial interests with long-term shareholder value creation. Accordingly, 40% of our CEO’s total compensation and 26% of Mr. Lyons’ total compensation for fiscal 2018 was in the form of long-term equity incentives. Our CEO has been awarded restricted stock units and stock options to directly link the CEO’s interest to that of shareholders. For fiscal 2018, variable performance-based compensation in the form of cash and long-term equity incentives constituted $3,287,312, or 74%, of our CEO’s total compensation.

Greater detail regarding the compensation of our Named Executive Officers can be found within the 2018 Summary Compensation Table located within this Proxy Statement.

Employment Agreements, Employment Letters and Severance Plan

We have determined that our Company’s and our shareholders’ interests are best served by entering into (i) an employment agreement with our CEO that has an initial term of three-years and (ii) employment letters with an accompanying severance plan with our other Named Executive Officers. Such agreements, letters and plans are the result of arms’ length negotiations between the Compensation Committee, the Company, the CEO and other Named Executive Officers, and all are approved by the Compensation Committee. We believe that these employment arrangements benefit us and our shareholders by permitting us to attract and retain Named Executive Officers with demonstrated leadership abilities and to secure their services over an extended period of time. In addition, the employment arrangements align executive interests with the long-term interests of the Company and serve our recruitment and retention goals by providing executive officers with security based on the knowledge of how they will be compensated over the course of their employment, while at the same time providing the Company with significant protections regarding non-competition, non-solicitation of business and employees, and confidential business information.

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Compensation Discussion and Analysis

At the end of fiscal 2017, the Compensation Committee approved a new three-year employment agreement effective July 1, 2017 for Mr. Baur. In connection with his appointment as Chief Financial Officer in August 2017, we entered into a new employment letter with Mr. Lyons which replaced his previously amended employment agreement. See the “Employment Arrangements and Potential Payments upon Certain Events” section of this Proxy Statement for more information on Mr. Baur and Mr. Lyons’ employment arrangements that were in effect during fiscal 2018.

Base Salary

The initial base salary for each Named Executive Officer is established in the Named Executive Officer’s employment agreement or employment letter. Base salary initially was determined for each Named Executive Officer based on the abilities, qualifications, accomplishments and prior work experience of the Named Executive Officer, as well as the market compensation comparable for the position.

All Named Executive Officer employment arrangements require an annual review of base salary by the Compensation Committee, and annual upward adjustments may be made by the Compensation Committee on a discretionary basis. In deciding whether to increase a Named Executive Officer’s compensation, the Compensation Committee considers company performance, the consistency of the Named Executive Officer’s individual performance over the prior year, changes in the Named Executive Officer’s responsibilities and the Named Executive Officer’s future potential. The Compensation Committee also considers data available from benchmarking studies obtained from a range of industry and general market sources, as well as information that may be provided by its compensation consultants, including comparisons of peer companies comprised of other participants in the industry and other similar companies based on size and other objective factors.

The Compensation Committee met in August of 2017 to determine the Named Executive Officers’ base salaries for fiscal 2018. In addition to the increase of $25,000 to Mr. Baur, which the Compensation Committee made in connection with the amendment of Mr. Baur’s employment agreement and deemed was appropriate in light of his prior accomplishments and experience and market trends, the Compensation Committee also approved a $75,000 increase for Mr. Lyons in connection with his appointment as our Chief Financial Officer and his new employment letter.

The Compensation Committee also met in October of 2017 to determine the Named Executive Officers’ base salaries for fiscal 2018. The Compensation Committee did not award any further base salary increase to any Named Executive Officer. Base salaries for the Named Executive Officers for fiscal 2018 as effective on July 1, 2017 were as follows:

Named Executive Officer	Base Salary

Mr. Baur	$875,000

Mr. Lyons	$350,000

Annual Performance-Based Cash Incentives

The principal objective of our performance-based cash incentives is to motivate and reward our Named Executive Officers for performance in achieving our business objectives based upon annual attainment of non-GAAP operating income growth, non-GAAP operating income margin and return on working capital (ROWC) targets. The Compensation Committee created a cash incentive design for the Named Executive Officers in fiscal 2013, which we refer to as the MIP. Annual performance-based cash incentives were set based on an analysis of market data and assessing the experience of the respective individual and his or her respective role. The design provides that each Named Executive Officer’s cash incentive opportunity will be expressed as a percentage of his or her base salary and earned based on non-GAAP operating results as compared to pre-established threshold and stretch goals. Each Named Executive Officer has a variable factor by role or position applied as a percentage against his or her respective base salary. For fiscal year 2018, the Compensation Committee set MIP targets for non-GAAP operating income growth (“MIP OI”), non-GAAP operating income margin (“MIP OM”) and ROWC (“MIP ROWC”), to provide for appropriate annual incentives to management. The Compensation Committee establishes MIP targets at the beginning of the fiscal year with certain adjustments to align management’s performance on focused strategic objectives. Individual performance results are also factored into the cash incentive opportunity. For example, if an executive performs below expectations, his or her award may be reduced by up to 20%. If the Company meets the operating targets and the executive exceeds expectations, he or she may be entitled to an additional cash bonus up to 20% of the bonus earned. The maximum incentive award for any Named Executive Officer is 200% of his or her target bonus. For fiscal 2018, the Compensation Committee established a MIP OI target of 6%, a MIP OM target of 3.5% and a MIP ROWC target of 23%. The payouts of the awards depend on the

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Compensation Discussion and Analysis

Company’s results in comparison to these targets, weighted as follows: MIP OI, 60%; MIP OM, 20%; and MIP ROWC, 20%. In addition, if the performance of any measure is less than 25% of the target (the “Threshold”) for that measure, no award will be earned for that measure. The award earned for results between the Threshold and the maximum of 200% of the target is calculated using straight-line interpolation

Based on the Company’s results for fiscal 2018, the cash incentive award was set at 114.1% of the executive’s bonus target.

The Compensation Committee also had the discretion to modify or eliminate an individual executive’s cash incentive award based on the executive’s job performance as follows:

Individual Performance	Award Modification

Below expectations	Award reduced by up to 20%

Meets expectations	Award unchanged

Exceeds expectations	Award increased by up to 20%

For fiscal 2018, the Compensation Committee elected not to make any discretionary modifications to the awards payable under the MIP. Therefore, as a result of the Company’s MIP OI, MIP OM and MIP ROWC for fiscal 2018 in relation to the targets described above, the cash incentive award earned by the Named Executive Officers under the MIP in fiscal 2018 was 114.1% of all target bonuses, as compared to 54.9% in fiscal 2017 and 71% in fiscal 2016.

The specific calculations, target and cash awards for each Named Executive Officer under the MIP for fiscal 2018 are detailed below.

Michael L. Baur	Calculation

Base Pay	$875,000

Variable Factor	150%

Bonus Target	$1,312,500

Bonus Maximum	$2,625,000

% of Bonus Target	114.1%

Amount of Cash Incentive	$1,497,563

Gerald Lyons	Calculation

Base Pay	$350,000

Variable Factor	70%

Bonus Target	$245,000

Bonus Maximum	$490,000

% of Bonus Target	114.1%

Amount of Cash Incentive	$279,545

In recognition of his service as interim Chief Financial Officer and his important contributions to our acquisition activities that resulted in the purchase of POS Portal, in August 2017 the Compensation Committee awarded Mr. Lyons a cash incentive payment of $100,000.

Long-Term Equity Incentives

GENERAL OVERVIEW

Equity awards are a significant component of our Named Executive Officer compensation. We grant equity awards, currently in the form of stock options, restricted stock awards and/or restricted stock units and performance-based restricted stock units or awards, to promote the success and enhance the value of the Company by providing participants with an incentive for outstanding performance. Equity awards are granted under our 2013 Plan, which is

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Compensation Discussion and Analysis

designed to align the interests of participants, including our Named Executive Officers, with those of the shareholders by linking a portion of their compensation directly to increases in shareholder value. Equity-based awards also provide the Company with the flexibility to motivate, attract and retain the services of employees upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent. We believe that equity awards provide long-term incentives to our Named Executive Officers because they tie the Named Executive Officers’ financial interests to those of our shareholders.

We maintain a formal Equity Award Grant Policy, whereby equity awards to employees are made by, or with the oversight of, the Compensation Committee or the Board. Under the policy, Compensation Committee must approve equity awards to the Named Executive Officers. Under the policy, our Principal Accounting Officer and the Vice President of Worldwide Human Resources oversee the documentation of, and accounting for, equity award grants.

The Compensation Committee historically has granted annual service-based equity awards to employees based on merit, which vest over a three-year period in the majority of instances, provided that the grantee remains employed with the Company through each vesting date. The grant date for annual equity awards has historically been the date following the annual shareholders meeting, provided that such grants must be made during an open “window” for stock transactions (under our insider trading compliance program). In the event that the scheduled annual grant date following the annual shareholders meeting does not occur during an open window with respect to the participant, the annual grant for such participant will occur at the next Compensation Committee meeting that occurs during an open window. However, in August 2018, the Board revised the policy to allow for flexibility in the timing of this annual grant so that the grants to Named Executive Officers will coincide with the Board’s evaluation of the performance of such officer. These grants will still be made during an open “window” for stock transactions.

In addition to the annual service-based equity awards discussed above, the Compensation Committee, from time to time, also grants to certain employees, including our Named Executive Officers, additional performance-based restricted stock awards and/or restricted stock units that contain both performance and service vesting conditions over a multi-year period. These combined performance- and service-based awards are discussed in greater detail below.

The Compensation Committee also may make special grants of equity awards during the year in the case of the hiring or promotion of certain eligible persons, or in other situations not involving annual grants. The grant date for non-annual grants approved by the Compensation Committee is the date of the Compensation Committee meeting at which such grants are approved, provided that the meeting occurs during an open window, except in the case of newly hired or newly promoted officers or employees, in which case the grant date is the fifth trading day of the next month (or, if the window is closed on that date, the first succeeding trading day when the window is open). New hire or promotion grants made by the CEO also occur on the fifth trading day of the month following hire and CEO approval of the grant, provided that the window is open on such date (or, if the window is not open on such date, on the first succeeding trading day when the window is open). In any event, all equity awards must be made during an open window with respect to such person.

The number of shares subject to service-based stock options, restricted stock awards or restricted stock units granted by the Compensation Committee to Named Executive Officers in a given year is based on, among other things, overall Company performance, the number of shares available for awards under the 2013 Plan or successor plan, the value of the proposed award, the amount of options and/or shares of restricted stock or restricted stock units awarded in prior years, total compensation and consideration of the competitive market practice for the respective position level and experience, with the ultimate objective of motivating, rewarding and retaining Named Executive Officers while maintaining efficient use of equity and preserving shareholder value.

The exercise price of all stock options granted by the Compensation Committee, including grants by our CEO pursuant to delegated authority, cannot be less than 100% of the fair market value (as determined under the applicable stock plan) of the common stock on the date of the grant. Stock options generally are subject to a three-year vesting schedule and a ten-year term. Restricted stock awards and restricted stock units that are not performance-based generally are subject to a three-year vesting schedule. In addition, vesting of such awards accelerates on a change in control followed by termination in certain instances or upon death, disability or termination due to retirement. In certain circumstances, the option term may be reduced due to termination of employment, death or disability of a participant.

The Compensation Committee will continue to consider the use of stock options, restricted stock awards and restricted stock units for future grants to our Named Executive Officers.

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Compensation Discussion and Analysis

EQUITY AWARDS

Long-term equity incentives were awarded to our Named Executive Officers during fiscal 2018, as provided below. Each of the following equity awards generally vests and, if applicable, becomes exercisable in one-third increments on the anniversary of the grant date over three years, subject to the continued employment of the Named Executive Officer on the applicable vesting date. The performance-based restricted stock units have a performance cycle of three years ending on December 31, 2020. Vesting of the performance-based awards is subject to attainment of certain performance goals over the next three years in order for the awards to be earned in full, and other terms and conditions established by the Compensation Committee (including discretion of the Compensation Committee as to the extent, if any, to which the award is earned). In addition to the requirement that the performance goals be met, the grantee must have been employed by the Company from the grant date until December 31, 2020 in order to receive the shares underlying the awards.

Named Executive Officer	Form of Equity Incentive Award	Amount of Shares Subject to Award

Mr. Baur	Stock Options Time-Based Restricted Stock Units Performance-Based Restricted Stock Units	53,079 17,693 17,693

Mr. Lyons	Stock Options Time-Based Restricted Stock Units Performance-based Restricted Stock Units	7,077 2,359 2,359

In fiscal 2018, the Compensation Committee determined to grant both time-based and performance-based restricted stock units. In addition, the Compensation Committee determined to grant the same mix of equity awards to each of the Named Executive Officers, meaning all Named Executive Officers received grants of stock options in addition to the time-based and performance-based restricted stock units. The Compensation Committee considered a number of factors in making this allocation change:

◾	The desire to reduce the incentive to take risks that stock options can be perceived as providing;
◾	The accounting treatment for the respective awards; and
◾	The desire to provide greater stability in expected compensation while maintaining linkage to total performance.

Perquisites

The Company only provides limited perquisites to our Named Executive Officers, including the availability of a voluntary comprehensive physical examination once every fiscal year. The physical examination helps ensure our Named Executive Officers’ continued health and ability to render services to the Company through an annual physical program. The physicals are provided to encourage senior leaders of the Company to set the example for living positively and active healthy living. The Company does not provide any other perquisites to its Named Executive Officers.

Health and Insurance Plans

Our Named Executive Officers are entitled to participate in our health, vision, dental, paid time off, life, disability and employee stock purchase plans to the same degree that our other employees are entitled to participate. In addition, our Named Executive Officers participate in a supplemental long-term disability plan and each receives term life insurance in the amount of $1,000,000 (subject to underwriting) and $500,000 (subject to limited underwriting).

Deferred Compensation Plan

We maintain a deferred compensation plan pursuant to which Named Executive Officers may defer a portion of their annual compensation. These deferrals are matched to the extent specified in each Named Executive Officer’s employment agreement or letter, and such contributions vest over a five-year period. Participants invest their deferrals and Company matching contributions among various funds designated by the plan administrator (and currently may not be invested in our common stock). Participants become fully vested in any employer contributions as long as they are continuously employed until their death, total disability, the date in which the sum of age and years of service equals or exceeds 65 or the occurrence of a change in control. We maintain the deferred compensation plan to provide a competitive benefit and to facilitate adequate savings for retirement on a tax efficient basis for our Named Executive Officers.

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Compensation Discussion and Analysis

Retirement Benefits

The Named Executive Officers are eligible to participate in our 401(k) Plan, which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees at all levels save and accumulate assets for use during their retirement. Eligible pay under this plan is capped at Internal Revenue Code annual limits. The Company provides a match up to a total of $800 per year per employee plus an annual discretionary profit-sharing contribution. These Company contributions vest over a five-year period.

For fiscal 2018, the Compensation Committee authorized discretionary profit sharing contributions to the 401(k) plan for all of our employees, including our Named Executive Officers. The amount allocated is calculated as a percentage of eligible cash compensation up to $270,000. The amount allocated to each Named Executive Officer for the fiscal 2018 was the same percentage as for all of our employees, but the amount allocated was capped at $14,251. See the “Summary Compensation Table — All Other Compensation” section of this Proxy Statement for the amounts received by our Named Executive Officers.

Employee Stock Purchase Plan

Eligible employees may participate in our Employee Stock Purchase Plan (“ESPP”), which is a Company-wide employee stock purchase plan. The intent of the ESPP is to assist our employees in acquiring a stock ownership interest in the Company.

Employment Agreements and Employment Letters

As previously mentioned, on June 15, 2017, we entered into a new three-year employment agreement, effective July 1, 2017, with Mr. Baur. Mr. Baur’s new employment agreement provides for:

◾	a base salary of $875,000 per year;
◾

an annual target variable compensation opportunity of 150% of his base salary (with a maximum opportunity of 200% of target) based upon performance and the attainment of performance goals set by the Committee;

◾	consideration for inclusion in our annual equity grant program at a grant level opportunity of $2,250,000;
◾

the opportunity to participate in our Nonqualified Deferred Compensation Plan by deferring up to 50% of base salary and/or up to 100% of annual variable compensation, with a match of 50% of deferred amounts to be made by the Company, up to a maximum of $200,000 per year; and

◾	automatic one-year renewals unless 180 days’ prior notice of non-renewal is given to the other party following the initial term.

In addition, we will make additional payments to Mr. Baur’s deferred compensation account to cover the cost of future premiums for “access only” continuation coverage under our medical and dental plan following termination of employment until Mr. Baur attains age 65, and to cover the cost of coverage for years after age 65 assuming Mr. Baur is enrolled in Medicare Parts A, B and D, obtains a Medicare supplemental policy until age 80 and pays the full cost for such coverage.

Under Mr. Baur’s employment agreement, variable cash incentive opportunities will continue to be based upon the performance and attainment of performance goals to be established annually by the Compensation Committee, subject to maximum amounts that may be earned. Mr. Baur’s annual equity award opportunity is subject to the Compensation Committee’s discretion and the terms of the 2013 Plan and related equity award agreements.

Mr. Baur’s employment agreement also provides for severance payments to Mr. Baur upon certain events, as further described in the “Severance Plan” section below.

On August 23, 2017, we entered into a new employment letter with Mr. Lyons in connection with his appointment as our Chief Financial Officer, effective that date. This employment letter replaces and terminates Mr. Lyons’ previous employment agreement with the Company, as amended. Under the new employment letter, Mr. Lyons will be paid an annual base salary of $350,000 and have an annual cash bonus target equal to 70% of his base salary (with a maximum of 200% of the target). He also will receive other benefits, including change-in-control payments as a participant in the Severance Plan described below, and is eligible for participation in the Company’s other long-term incentive award programs and our Nonqualified Deferred Compensation Plan.

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	29

Compensation Discussion and Analysis

Severance Plan

On June 15, 2017, we approved the ScanSource, Inc. Executive Severance Plan (the “Severance Plan”), which became effective July 1, 2017. The Severance Plan was established to provide severance and other benefits to certain executives selected by the Compensation Committee to participate in the Severance Plan.

Mr. Baur’s employment agreement and the Severance Plan also provide that if the employment of Mr. Baur or any executive selected by the Committee to participate in the Severance Plan, respectively, is terminated by the Company without cause, or if the Executive resigns for good reason, we will be required to pay or provide the executive’s base salary earned through the date of termination. In addition, we will also be required to pay to the executive in such instances any other amounts or benefits the executive is eligible to receive under any Company plan, program, policy, practice, contract or agreement in accordance with their terms. In such instances, we will also be required to provide severance benefits to the executive, subject to the executive’s execution of a release in a form provided in the employment agreement, the employment letter, and/or the Severance Plan, as applicable, consisting of compensation equal to the average annual base salary and variable compensation earned by the executive, including any amounts earned but deferred, in the last three fiscal years prior to the termination (the “Average Compensation Amount”), multiplied by a severance multiple, less withholdings. In the case of Mr. Baur, the severance multiple is equal to 2.5, in the case of Mr. Lyons, the severance multiple is 1.5, and in the case of any other executive participating in the Severance Plan, the severance multiple will be set forth in a participation agreement between the Company and such executive (a “Participation Agreement”), but such multiple may not exceed 2.5. In the event the termination occurs within 12 months after or prior to and in contemplation of certain change in control events, Mr. Baur will receive three times his Average Compensation Amount, Mr. Lyons will receive two times his Average Compensation Amount and, in the case of any other executive participating in the Severance Plan, such executive will receive his Average Compensation Amount multiplied by his change in control multiple, as set forth in a Participation Agreement, but such multiple may not exceed 2.5. In addition, in the event that the executive’s employment is terminated by us without cause, or if the executive resigns for good reason, the executive will be entitled to receive a bonus equal to the pro-rata portion of the then current fiscal year annual variable compensation that would otherwise be payable to the executive based on actual performance. For a period of up to twenty-four months following the date of such a termination (or in the case of Mr. Baur, until he attains 65 years of age), the executives shall be entitled to participate in our medical and dental plans, with the executive paying the full premium charged for such coverage subject to the terms of the employment agreement, the employment letter, and/or the Severance Plan, as applicable.

If the executive’s employment is terminated for cause or if the executive voluntarily terminates his employment during the term of the agreement, other than for good reason, we will only be obligated to provide any accrued amounts payable on the executive’s annual base salary or any other amounts not previously paid, but earned, by the executive as of the date of termination, and benefits under other plans in accordance with their terms. If the executive dies, becomes disabled, or retires during the term of the employment agreement, the employment letter, and/or the Severance Plan, as applicable, we will only be obligated to provide any accrued amounts payable on the executive’s annual base salary or any other amounts not previously paid, but earned, by the executive as of the date of termination, a bonus equal to the pro-rata portion of the then current fiscal year annual variable compensation that would otherwise be payable to the executive based on actual performance, and benefits under other plans in accordance with their terms.

If we do not renew the employment agreement, or enter into a new employment agreement with the same or similar terms after the end of the employment period, and Mr. Baur remains an employee of the Company in any capacity, Mr. Baur’s employment will be on an at-will basis, and Mr. Baur generally will be eligible to receive the same severance benefits set forth in the employment agreement.

In addition, each of the employment agreement, the employment letter, and/or the Severance Plan, as applicable, requires the executive not to, during the term of his employment and for a period of two years following the termination of such executive’s employment: (a) compete with the Company; (b) solicit certain customers or suppliers and certain prospective customers or suppliers of the Company; or (c) solicit employees to leave the Company. Each of the employment agreement, the employment letter, and/or the Severance Plan, as applicable, also requires the executive not to use or disclose our confidential information or trade secrets during the term of his employment and for a period of five years thereafter or for so long as the trade secrets remain protected. In addition, the Company and each executive agree not to disparage each other during the term of employment or for a period of five years thereafter. If an executive breaches or threatens to breach such restrictions on conduct, we may immediately cease any severance

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Compensation Discussion and Analysis

benefits or refuse such payment and shall be entitled to recover from any such executive any amounts previously paid as a severance benefit.

Other Important Compensation Policies Affecting the Named Executive Officers

Claw-Back Policy

If a Named Executive Officer receives an award under the Company equity or cash incentive plans based on financial statements that are subsequently restated in a way that would decrease the amount of the award to which such Named Executive Officer was entitled and the restatement is based in whole or in part on the misconduct of the Named Executive Officer, then the Named Executive Officer will refund to the Company the difference between what they received and what they should have received. In addition, this policy requires the recoupment of any compensation to the extent mandated by all applicable laws, rules, and regulations. The Compensation Committee monitors laws, rules and regulations on claw-back policies and shall amend this policy as required to comply with any future new claw-back rules or regulations.

Stock Ownership Requirements

The Compensation Committee has adopted minimum ownership requirements for Company stock for the CEO, as well as for the other members of the Board of Directors. The ownership target for the CEO has been established as three times his annual base compensation. The other members of our Board of Directors have an ownership target of five times their $70,500 annual board cash retainer in Company securities, which amount will become $85,000 in fiscal 2019. As of June 30, 2018, our CEO and all other members of our Board of Directors were in compliance with our stock ownership guidelines. Our CEO is expected to utilize grants under equity compensation plans to maintain the levels of ownership required by the policy. The policy also incorporates an equity retention requirement by requiring him to retain 50% of the net shares resulting from the vesting or exercise of certain awards to obtain the required ownership under the policy.

Anti-Hedging and Anti-Pledging Policy

Our Named Executive Officers and Directors are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for a loan. Our Named Executive Officers and Directors also generally are prohibited from certain hedging transactions and any hedging transaction would require pre-approval from our General Counsel.

Post-Termination Restrictions and Compensation

The Compensation Committee believes that our Named Executive Officers should be provided with reasonable severance benefits in the event a Named Executive Officer is terminated under certain circumstances. Severance benefits for Named Executive Officers reflect the fact that the Named Executive Officer may not be able to find reasonably comparable employment within a reasonable period of time following a termination. In addition, the Compensation Committee believes that certain post-termination benefits such as change in control payments will allow the Named Executive Officers to focus their time on potential transactions that may be beneficial to the Company, rather than have concern for their own employment prospects following a change in control. Severance benefits are provided under our employment agreements, employment letters and/or the Severance Plan, as applicable.

NON-COMPETE AND NON-SOLICITATION AGREEMENTS

Our Named Executive Officers are obligated pursuant to their employment agreements, employment letters, and/or the Severance Plan, as applicable, not to compete with the Company for a period of twenty-four months following their termination of employment with the Company. These agreements also restrict the Named Executive Officers’ disclosure and use of confidential information to which they were exposed during their employment. In addition, the agreements provide for restrictions on the solicitation of vendors, customers and employees of the Company for a period of twenty-four months following termination of employment.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

In the event of a termination of employment by the Company other than for cause, death, disability, retirement, the expiration of the employment agreement, or by a Named Executive Officer for good reason, the Named Executive Officer will be entitled to a severance payment, provided that the Named Executive Officer is in, and remains in, compliance with the non-competition, confidentiality, non-solicitation and related covenants provided in his

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	31

Compensation Discussion and Analysis

employment agreement or the Severance Plan. The amount of a severance payment varies based upon the Named Executive Officer’s historic compensation amounts, up to two and a half times the Chief Executive Officer’s and one and one-half times the other Named Executive Officer’s average annual base salary and variable compensation over the last three fiscal years prior to a termination. These potential payments are discussed in more detail under the caption “Employment Arrangements and Potential Payments Upon Certain Events” below.

Our Named Executive Officers’ employment agreements, employment letters, and/or the Severance Plan, as applicable, provide for severance in the event of certain termination in connection with a change of control. Such severance payments will be made only if a “double trigger” is met. That is, both a change in control and a termination of employment are required. This is discussed in more detail under the caption “Employment Arrangements and Potential Payments Upon Certain Events” below. The Compensation Committee believes this benefit is required to offer competitive benefits to attract and retain highly qualified executives.

Additional Compensation Matters

Consideration of Results of Shareholder Advisory Votes in Executive Compensation

The Compensation Committee monitors the results of the “Say-on-Pay” vote and considers those results along with the objectives listed above in determining compensation policies. A substantial majority (95%) of our shareholders voting at the 2017 Annual Meeting approved the compensation described in our 2017 proxy statement. The Compensation Committee interpreted this vote result as a strong indication of support for our current compensation program.

Risk Assessment of Compensation Policies and Practices

We have assessed our compensation programs for all employees and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards. During fiscal 2018, the Compensation Committee reviewed our compensation policies and practices for all employees, including our Named Executive Officers, particularly as they relate to risk management practices and risk-taking incentives. As part of its review, the Compensation Committee discussed with management the ways in which risk is effectively managed or mitigated as it relates to our compensation programs and policies.

Based on this review, the Compensation Committee believes that our compensation programs do not encourage excessive risk but instead encourage behaviors that support sustainable value creation. The following features of our executive incentive compensation program illustrate this point.

◾

Our compensation program design provides a balanced mix of cash and equity and annual and long-term incentives that are designed to encourage strategies and actions that are in the Company’s and our shareholders’ long-term best interests. Equity awards such as service and performance-based restricted stock awards and restricted stock units reinforce our long-term performance perspective.

◾	Our performance goals and objectives generally reflect a mix of corporate and other performance measures designed to promote progress towards both our annual and longer-term goals.
◾

A significant component of each of our Named Executive Officers’ total direct compensation consists of long-term, equity-based incentive awards that are designed to encourage these Named Executive Officers to focus on sustained stock price appreciation.

◾

Equity awards typically have vesting schedules of three years and, in some cases, have performance-based vesting components as well; thus, Named Executive Officers typically will always have unvested awards that could decrease significantly in value if our business is not well-managed for the long term.

◾	Equity incentive awards are granted periodically, typically annually, during open window periods and under an established equity grant program.
◾

The Compensation Committee believes that our overall compensation of our Named Executive Officers is at reasonable and sustainable levels, as determined by a review of historical analysis and a review of our economic positions and prospects, as well as the compensation offered by comparable companies.

◾	The Compensation Committee retains discretion to reduce compensation based on corporate and individual performance and other factors.
◾	Equity awards are subject to annual limitations on the number of shares that may be awarded during any year. The typical Company compensation structure has a threshold and maximum for cash bonuses.

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Compensation Discussion and Analysis

◾

The target levels under our annual cash bonus program are designed to be set at a level where achieving the target incentive compensation levels is not guaranteed and the achievement of such levels is rewarding to both the Named Executive Officer and the shareholders.

◾

Named Executive Officer base salaries are consistent with the Named Executive Officers’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

◾	Our internal reporting system ensures a more consistent and ongoing assessment of financial results used to determine payouts.
◾

Our stock ownership policy sets out a minimum level of Company share ownership for our CEO so that he has personal wealth tied to the long-term success of Company and is therefore aligned with shareholders and imposes an equity retention requirement to facilitate attaining such levels of ownership.

◾

We maintain a “claw-back policy,” which requires the reimbursement to the Company of any incentive compensation to executive and certain other officers, the payment of which was predicated upon the achievement of financial results that were subsequently the subject of a restatement caused by the recipient’s fraud or misconduct, or otherwise is required under applicable laws, rules, and regulations.

◾	Officers must obtain permission from the Office of the General Counsel before the purchase or sale of any shares, even during an open trading period.

Based on a combination of the above, we believe that (i) our Named Executive Officers and other employees are encouraged to manage the Company in a prudent manner because our compensation programs are aligned with our business strategy and risk profile, and (ii) our incentive programs are not designed to encourage our Named Executive Officers or other employees to take excessive risks or risks that are inconsistent with the Company’s and shareholders’ best interests. In addition, the Company has in place various controls and management processes that help mitigate the potential for incentive compensation plans to have a material adverse effect on the Company.

Impact of Accounting and Tax Treatment of Compensation

Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. For years beginning prior to January 1, 2018, the $1 million limitation did not apply to qualified performance-based compensation that satisfied certain requirements, including, among others, approval of the material terms of the plan by the Company’s shareholders. Effective for the years beginning on or after January 1, 2018, there is no exception for qualified performance-based compensation from the Section 162(m) limitation; although a transition rule applies in some circumstances for outstanding awards. We consider the impact of the deduction limit under Section 162(m) when developing and implementing our executive compensation programs. We intend to design our executive compensation arrangements to be consistent with our best interests and the interests of our stockholders. We believe that it is important to preserve flexibility in administering compensation programs to promote various corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Internal Revenue Code. Amounts paid under our compensation programs may not be deductible as the result of Section 162(m). To the extent we determine it to be consistent with our best interests and the interests of our stockholders, we intend to preserve, to the extent practicable, the applicability of the transition rule to existing awards. However, there is no guaranty that such transition status can or will be applicable.

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	33

Compensation Committee Report

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2018 and in this Proxy Statement.

Submitted by the Compensation Committee:

Peter C. Browning, Chair

Steven R. Fischer

Michael J. Grainger

John P. Reilly

Charles R. Whitchurch

The Compensation Committee report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Compensation Committee report by reference therein.

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Compensation Tables

COMPENSATION TABLES

2018 Summary Compensation Table

The following table summarizes compensation paid to or accrued on behalf of the Named Executive Officers for the year ended June 30, 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael L. Baur	2018	875,000	—		1,226,125	563,624	1,497,563	293,856	4,456,168
Chief Executive Officer	2017	850,000	—		778,628	870,961	700,358	883,881	4,083,828
	2016	850,000	—		—	1,187,125	905,888	879,670	3,822,683
Gerald Lyons	2018	338,462	—		163,479	75,147	279,545	76,452	933,084
Chief Financial Officer,	2017	275,000	103,300	(5)	143,072	—	30,212	30,570	582,154
Executive Vice President(4)	2016	275,000	—		119,057	—	44,078	25,134	463,269

(1)

Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see Note 10 to our audited financial statements for the fiscal year ended June 30, 2018, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

(2)

Reflects the value of cash incentives earned pursuant to our annual incentive bonus program. For fiscal 2018, payments of the cash incentive awards under that program were made in cash in August 2018. For fiscal 2017, payments of the cash incentive awards under that program were made in cash in August 2017. For fiscal 2016, payments of the cash incentive awards under that program were made in cash in August 2016. See the discussion in “Executive Compensation — Compensation Discussion and Analysis” in this Proxy Statement.

(3)	See the All Other Compensation table below for additional information.
(4)

Mr. Lyons served as Senior Vice President, Finance in fiscal 2016, was appointed as interim Chief Financial Officer during fiscal 2017 and was named Chief Financial Officer Executive Vice President in August of 2017.

(5)

Consists of a $100,000 bonus in recognition of Mr. Lyons’ service as interim Chief Financial Officer and his important contributions to our acquisition activities that resulted in the purchase of POS Portal in August 2017 and $3,300 for a company paid service recognition award.

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2018 All Other Compensation Table

2018 ALL OTHER COMPENSATION TABLE

The following supplemental table summarizes all other compensation paid to our Named Executive Officers for the year ended June 30, 2018, which is included in the All Other Compensation column in the 2018 Summary Compensation Table above:

Name	Fiscal Year	Perquisites ($)		Company Contributions to Nonqualified Deferred Compensation Plan ($)	Company Paid Disability Benefit ($)(1)	Company Contributions to Deferred Contribution Plans (401(k) and Profit Sharing) ($)	Company Paid Travel for Spouses ($)	Other ($)		Total ($)
Michael L. Baur	2018	12,717	(4)	200,000(2)	51,160	15,502	8,385	6,542	(3)	293,856
	2017	3,527	(4)	800,000(2)	51,248	13,571	9,525	6,010	(3)	883,881
	2016	4,419	(4)	800,000(2)	51,248	12,157	6,340	5,506	(3)	879,670
Gerald Lyons	2018	2,050	(4)	52,334	3,785	15,502	—	3,231	(3)	76,452
	2017	—		12,965	973	13,571	—	3,061	(3)	30,570
	2016	3,750	(4)	5,376	917	12,157	—	2,934	(3)	25,134

(1)	Includes supplemental long-term disability benefits.
(2)	The deferred compensation benefit is provided in connection with Mr. Baur’s employment agreement, which is discussed below under “Employment Arrangements and Potential Payments upon Certain Events.”
(3)	Represents life insurance benefits.
(4)	Represents physical examination costs.

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2018 Grants of Plan Based Awards Table

2018 GRANTS OF PLAN BASED AWARDS TABLE

The following table summarizes awards granted to each of the Named Executive Officers during the year ended June 30, 2018 under the 2013 Plan:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)		or Units (#)	Options (#)(1)		Awards ($/Sh)	Awards ($)
Michael L. Baur	9/11/2017	1,312,500	1,750,000
	12/8/2017									17,693	53,079	(3)	34.35	1,171,379
	12/8/2017			15,294	(2)	17,693	(2)	19,462	(2)					618,370
Gerald Lyons	9/11/2017	245,000	490,000
	12/8/2017									2,359	7,077	(3)	34.35	156,179
	12/8/2017			2,123	(2)	2,359	(2)	2,595	(2)					82,447

(1)	See “Executive Compensation — Compensation Discussion and Analysis — Material Elements of our Compensation Programs — Annual Performance-Based and Service-Based Equity Awards,” above.
(2)

These equity awards were part of a performance grant granted on December 8, 2017. The performance metrics for this tranche of awards were set on December 8, 2017. These performance- and service-based equity awards were computed in accordance with FASB ASC Topic 718. See “Executive Compensation — Compensation Discussion and Analysis — Material Elements of our Compensation Program — Annual Performance-Based and Service-Based Equity Awards,” above.

(3)

The grant date fair value of the option award granted on December 8, 2017 was determined pursuant to the Black-Scholes options valuation model, using the following assumptions: exercise price of $34.35, stock price volatility of 30.76%, risk-free interest rate of 2.14%, expected term of 5 years, and dividend yield of 0%. The grant date fair values of the stock awards and units are based on the closing prices of our common stock on NASDAQ on December 8, 2017.

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	37

2018 Outstanding Equity Awards at Fiscal Year End Table

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table summarizes outstanding equity awards held by each of the Named Executive Officers as of June 30, 2018:

Name		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Michael L. Baur	5/4/2011	133,000	—	36.17	5/4/2021
	8/21/2012	66,761	—	34.35	8/21/2022
	12/6/2013	115,356	—	42.82	12/6/2023
	12/5/2014	164,093	—	41.13	12/5/2024
	12/4/2015	83,750	41,250	38.19	12/4/2025
	12/2/2016	26,295	51,044	37.00	12/2/2026
						12/2/2016	13,890	559,767	—	—
	12/8/2017	—	53,079	34.35	12/8/2027
						12/8/2017	17,693	713,028	—	—
						12/8/2017			17,693	713,028
Gerald Lyons	12/7/2012	6,006	—	29.80	12/7/2022
						12/4/2015	872	35,142	—	—
						12/2/2016	2,260	91,078	—	—
	12/8/2017	—	7,077	34.35	12/8/2027
						12/8/2017	2,359	95,068
						12/8/2017			2,359	95,068

(1)	Stock options and restricted stock units vest ratably over three years beginning on the grant date.
(2)	These restricted stock units are subject to continued service and performance requirements and will vest, if at all, on December 31, 2020 if certain performance criteria is met.

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2018 Nonqualified Deferred Compensation Table

2018 OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the exercise of options and the vesting of stock awards by each of our Named Executive Officers during the fiscal year ended June 30, 2018:

Name	Option Awards		Restricted Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Michael L. Baur	54,991	448,464	7,154	245,740

Gerald Lyons	0	0	3,333	114,413

2018 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table contains information concerning benefits earned by each of the Named Executive Officers under nonqualified deferred compensation plans during the fiscal year ended June 30, 2018:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Michael L. Baur	400,000	200,000	1,154,008	(879,354)	11,202,296

Gerald Lyons	45,252	13,575	19,066	—	326,373

(1)

Amounts represent voluntary deferrals of salary, bonus or a combination of both salary and bonus under our Nonqualified Deferred Compensation Plan. Contributions of deferred salary are reported as fiscal year 2018 income in the “Salary” column of the 2018 Summary Compensation Table.

(2)

Amounts represents our matching contributions under our Nonqualified Deferred Compensation Plan. These amounts are reported as fiscal year 2018 income in the “All Other Compensation” column of the 2018 Summary Compensation Table.

Our Nonqualified Deferred Compensation Plan permits our Named Executive Officers to elect to defer a portion of their base salary and incentive bonus, and to receive matching contributions from the Company on a portion of the deferred amounts. Mr. Baur may defer up to 50% of his base compensation and 100% of his bonus, and the Company will provide a matching contribution of 50% of the amount deferred up to a calendar year limit of $200,000 in matching contributions. Mr. Lyons may defer up to 50% of his base salary and 100% of his bonus, and the Company will provide a matching contribution of 30% on the first 15% of compensation deferred.

Deferred amounts are credited to each participant’s account, which is indexed to one or more investment alternatives chosen by each participant from a range of mutual fund offerings and other investments available under the plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, death or other termination of employment, or upon a change in control of the Company, as elected in advance by the participant. A participant also may elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution, subject to a minimum five-year deferral.

EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS UPON CERTAIN EVENTS

We have entered into an employment agreement with Mr. Baur that was effective July 1, 2017 and an employment letter with Mr. Lyons effective August 23, 2017. Mr. Baur and Mr. Lyons also participate in the Severance Plan, effective July 1, 2017. Notwithstanding these employment arrangements, each of Mr. Baur and Mr. Lyons has the right to voluntarily terminate his employment at any time. The employment arrangements set forth the general terms and conditions of Mr. Baur’s and Mr. Lyons’ employment and provide for certain severance benefits upon the occurrence of certain events.

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	39

Employment Arrangements and Potential Payments upon Certain Events

The material elements of compensation of each Named Executive Officer as contained in their employment arrangements are included in the “Executive Compensation — Compensation Discussion and Analysis” herein. The following sets forth in tabular format the incremental compensation that would be payable to such Named Executive Officer in the event of his termination of employment under various scenarios, which we refer to as termination events. In accordance with SEC rules, the following discussion assumes:

◾	That the termination event in question occurred on June 30, 2018, the last day of fiscal 2018; and
◾	With respect to calculations based on our stock price, the reported closing price of our common stock on June 29, 2018, $40.30, was used.

The tables contained in this section do not include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon a termination event can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and our stock price at such time.

Mr. Baur

GENERAL

Pursuant to the terms of Mr. Baur’s employment agreement he received a base salary of $875,000 in fiscal 2018. Under his agreement, Mr. Baur is eligible to receive annual incentive cash and equity awards under the 2013 Plan as described in the “Executive Compensation — Compensation Discussion and Analysis” herein. Subject to the provisions of his employment agreement, Mr. Baur is obligated to comply with certain provisions relating to non-competition (for two years post termination), confidentiality and non-solicitation of customers and employees (for two years post termination) if his employment is terminated.

BENEFITS UPON THE OCCURRENCE OF CERTAIN TERMINATION EVENTS

In addition to the amounts listed below, Mr. Baur is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)

Severance	4,732,341	5,678,809	—	—	—	—

Pro Rata Variable Compensation(1)	1,497,563	1,497,563	1,497,563	1,497,563	1,497,563	1,497,563

Equity Acceleration(2)	—	1,844,098	1,844,098	1,844,098	1,844,098	—

Performance-Based Equity Acceleration(3)	—	713,030	713,030	713,030	713,030	—

Medical Coverage(4)	454,130	454,130	454,130	454,130	454,130	—

Deferred Compensation(5)(6)	—	—	—	—	—	—

Disability(7)	—	—	—	—	437,500	—

TOTAL	6,684,034	10,187,630	5,108,821	4,508,821	5,546,321	1,497,563

(1)

Mr. Baur’s employment agreement provides for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if Mr. Baur had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of Mr. Baur’s fiscal 2018 annual variable compensation as of June 30, 2018.

(2)

Reflects (i) the difference between fair market value as of June 30, 2018 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

40	2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Employment Arrangements and Potential Payments upon Certain Events

(3)

Reflects the fair market value as of June 30, 2018, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.

(4)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment arrangements.
(5)	Reflects additional funding owed to Mr. Baur’s Nonqualified Deferred Compensation account by the Company pursuant to his employment agreement.
(6)

These amounts do not include the payout of Mr. Baur’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table in this Proxy Statement.

(7)

The executive officer’s employment agreement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy.

Mr. Lyons

GENERAL

Mr. Lyons serves as our Executive Vice President and Chief Financial Officer. At June 30, 2018, Mr. Lyons received a base salary of $350,000. Mr. Lyons is eligible to receive both annual incentive cash compensation and equity awards under the 2013 Plan. Subject to the provisions of his employment arrangements, Mr. Lyons is obligated to comply with certain provisions relating to non-competition (for two years post termination), confidentiality and non-solicitation of customers and employees (for two years post termination) if his employment is terminated.

BENEFITS UPON THE OCCURRENCE OF CERTAIN TERMINATION EVENTS

In addition to the amounts listed below, Mr. Lyons is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)

Severance	621,148	828,198

Pro Rata Variable Compensation(1)	279,545	279,545	279,545	279,545	279,545	279,545

Equity Acceleration(2)	—	263,396	263,396	263,396	263,396	—

Performance-Based Equity Acceleration(3)	—	95,068	95,068	95,068	95,068	—

Medical Coverage(4)	33,566	33,566	—	—	—	—

Deferred Compensation(5)	—	—	—	—	—	—

Disability(6)	—	—	—	—	175,000	—

TOTAL	934,259	1,499,772	638,008	638,008	813,008	279,545

(1)

Mr. Lyons’ employment arrangements provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if Mr. Lyons had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of Mr. Lyons fiscal 2018 annual variable compensation as of June 30, 2018.

(2)

Reflects (i) the difference between fair market value as of June 30, 2018 of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)

Reflects the fair market value as of June 30, 2018, of the shares of all unearned and unvested performance based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.

(4)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment arrangements.
(5)

These amounts do not include the payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table in this Proxy Statement.

(6)

The executive officer’s employment arrangement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy.

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	41

Pay Ratio Disclosure

PAY RATIO DISCLOSURE

Pursuant to Item 402(u) of Regulation S-K promulgated under the Exchange Act, we are required to disclose the median annual total compensation of all the Company’s employees, the total compensation of the Company’s Chief Executive Officer and the ratio of those two amounts. The pay ratio set forth below is a reasonable estimate and has been calculated in a manner consistent with SEC rules and based on the methodology described below. The SEC rules for identifying median employees allow companies to use a variety of methodologies. As a result, the pay ratio reported by others may not be comparable to our reported pay ratio. For the year ended June 30, 2018:

◾	the annual total compensation for our median employee was $45,050;
◾	the annual total compensation of Mr. Baur was $4,456,168; and
◾	based on the information above, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees is 99 to 1.

The methodology that we used and the material assumptions, adjustments and estimates that we used to identify the median and determine annual total compensation were as follows:

Employee population. As of June 30, 2018, the date we selected to identify our median employee, our employee population consisted of approximately 2,611 individuals, with 1,106 employees representing 42% of our total employee population located outside the United States and 1,505 employees representing 58% of our total employee population located in the United States. Our employee population for purposes of determining the pay ratio described above was 2,369, after taking into consideration (i) the de minimis adjustment and (ii) the exclusion of certain recently acquired employees, each as permitted by the SEC rules. We excluded approximately 12 individuals who are located in Chile, 48 individuals who are located in Colombia and 9 individuals who are located in Peru under the de minimis exception. These non-U.S. employees account for 5% or less of our total employees. We also excluded 173 employees who joined the Company as a result of our acquisition of POS Portal in July 2017.

Identification of Median. To identify the median of the annual total compensation of all of our employees, we reviewed the total cash earnings of all employees for the twelve (12) month period ending on June 30, 2018 (the “reported compensation”). In making this calculation, we annualized the reported compensation of all of our employees who were hired during the period. While we did not make any cost of living adjustments to the reported compensation in identifying the median employee, we did convert the reported compensation of our non-United States employees to United States dollars using the applicable conversion rate as of June 29, 2018. Using this methodology, we determined that our median employee was a full-time, salaried employee located in the U.S.

42	2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Equity Compensation Plan Information

The following table provides information about the common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of June 30, 2018:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Shareholders

2013 Long-Term Incentive Plan	859,183(1)	$27.45	3,786,727

2002 Long-Term Incentive Plan	291,370(2)	$34.01	—

Equity Compensation Plans Not Approved by Shareholders	—	—	—

TOTAL:	1,150,553	$29.11	3,786,727

(1)

ScanSource, Inc. 2013 Long-Term Incentive Plan (“2013 Plan”). At June 30, 2018, approximately 3,786,727 shares remain available for issuance under the 2013 Plan, which allows for grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock units, deferred stock units, dividend equivalent awards and other stock-based awards. Includes restricted stock outstanding, including restricted stock awards, restricted stock units, performance restricted stock awards and performance restricted stock units. Amount includes 253,433 restricted shares outstanding in the form of restricted stock units and performance units.

(2)

ScanSource, Inc. 2002 Long-Term Incentive Plan, as amended. At June 30, 2018, there were no restricted stock units or performance units outstanding under the ScanSource, Inc. 2002 Long-Term Incentive Plan.

(3)	The weighted-average exercise price does not reflect the shares that will be issued upon the payment of outstanding awards of restricted stock, which have no exercise price.

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	43

Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee operates under a written charter, a copy of which is available on the “Investors” page of our website, www.scansource.com, under the “Governance” tab. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during fiscal 2018 and particularly with regard to the audited consolidated financial statements as of June 30, 2018 and June 30, 2017 and for the three years ended June 30, 2018.

The Audit Committee is composed solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationship with the Company or any of our subsidiaries or affiliates.

Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met five times during fiscal 2018.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2018, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable Public Company Accounting Oversight Board (“PCAOB”) Standards and SEC Rule 2-07 of Regulation S-X. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended June 30, 2018 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 for filing with the SEC.

Submitted by the Audit Committee:

Charles R. Whitchurch, Chair

Peter C. Browning

Steven R. Fischer

Michael J. Grainger

John P. Reilly

44	2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Stock Ownership Information

PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2018 by the following: (i) each of our Named Executive Officers; (ii) each of our directors and director nominees; (iii) all of our directors and executive officers as a group; and (iv) each person known to own beneficially more than 5% of our common stock. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. The address for each of our directors and executive officers is 6 Logue Court, Greenville, South Carolina 29615.

Name	Number of Shares Beneficially Owned	Percentage(1)

BlackRock, Inc.(2)	3,242,376	12.66%

FMR LLC(3)	2,843,667	11.10%

The Vanguard Group, Inc.(4)	2,576,859	10.06%

Dimensional Fund Advisors LP(5)	2,145,451	8.38%

Michael L. Baur(6)	579,625	2.21%

Peter C. Browning	12,200	*

Steven R. Fischer	23,267	*

Michael J. Grainger	12,800	*

Gerald Lyons(7)	11,452	*

Elizabeth O. Temple	2,900	*

John P. Reilly	15,224	*

Charles R. Whitchurch	19,600	*

All directors and executive officers as a group (8 persons)(8)	677,068	2.56%

* Amount represents less than 1.0%.

(1)

Applicable percentage of ownership is based upon 25,616,804 shares of our common stock outstanding on September 30, 2018. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)

The information reported is based on a Schedule 13G/A filed with the SEC on January 23, 2018 reporting sole power of BlackRock, Inc. to vote or direct the vote of 3,176,686 shares and sole power to dispose or direct the disposition of 3,242,376 shares. The business address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055.

(3)

The information reported is based on a Schedule 13G/A filed with the SEC on February 13, 2018 reporting sole power of FMR LLC, the parent holding company of subsidiary companies engaged in the securities business, to vote or direct the vote of 593,659 shares and sole power to dispose or direct the disposition of 2,843,667 shares. A subsidiary of FMR LLC has the sole power to vote or direct the voting of shares directly owned by the funds, and the voting of these shares is carried out under written guidelines established by the board of trustees of the funds advised by the subsidiary of FMR LLC. The business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)

The information is reported based on a Schedule 13G/A filed with the SEC on August 8, 2018 reporting sole power of The Vanguard Group, Inc. (“Vanguard”) to vote or direct the vote of 25,013 shares; shared power of Vanguard to vote or direct the vote of 4,800 shares, sole power of Vanguard to dispose or direct the disposition of 2,549,577 shares; and shared power of Vanguard to dispose or direct the disposition of 27,282 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 22,482 shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 7,331 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)

The information is reported based on a Schedule 13G filed with the SEC on February 9, 2018 reporting the beneficial ownership of Dimensional Fund Advisors LP (“Dimensional”) and the sole power to vote or direct the vote of 2,054,958 shares and sole power to dispose or direct the disposition of 2,145,451 shares. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. All securities reported in this schedule are owned by the funds advised by Dimensional. Dimensional disclaims beneficial ownership of such securities. The business address of Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)

Includes 575,508 shares issuable pursuant to exercisable options. Does not include 145,373 shares issuable pursuant to options granted by the Company that are not currently exercisable and will not become exercisable by November 29, 2018. Does not include 49,276 shares underlying unvested restricted stock units that will not vest by November 29, 2018.

(7)

Includes 4,006 shares issuable pursuant to exercisable options. Does not include 7,077 shares issuable pursuant to options granted by the Company that are not currently exercisable and will not become exercisable by November 29, 2018. Does not include 7,850 shares underlying unvested restricted stock units that will not vest by November 29, 2018

(8)	Includes 579,514 shares issuable pursuant to exercisable options.

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	45

Section 16(a) Beneficial Ownership Reporting Compliance

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Our directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2018, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except that late Form 4s were filed by Messrs. Baur (with respect to two market transactions) and Lyons (with respect to one non-market transaction).

46	2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Other Business

The Board of Directors has no knowledge of any other matter to be submitted at the 2018 Annual Meeting. If any other matter shall properly come before the 2018 Annual Meeting, the persons named in this Proxy Statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	47

Shareholder Proposals

We must receive shareholder proposals intended to be presented at the 2019 Annual Meeting of Shareholders by June 20, 2019 for possible inclusion in the proxy materials relating to such meeting, in accordance with the SEC’s Rule 14a-8. However, if the date of the 2019 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2018 Annual Meeting, the deadline will instead be a reasonable time before we begin to print and mail the proxy statement for the 2019 Annual Meeting.

Shareholders intending to present a proposal or to nominate a candidate for the election of directors at the 2019 Annual Meeting of Shareholders, but not to have the proposal or nomination considered for inclusion in the proxy materials for that meeting, must be eligible and give us advance written notice in accordance with our Bylaws.

Our Bylaws provide that such notice shall set forth in writing: (i) whether the shareholder is providing the notice at the request of a beneficial holder of shares, whether the shareholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the shareholder or such beneficial holder in the Company or the matter the notice relates to, and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Company or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of any Interested Person with respect to the Company or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and (v) a representation that the shareholder is a holder of record of stock of the Company that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice. As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act. The notice shall be updated not later than 10 days after the record date for the determination of shareholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.

The deadline for shareholders to provide written notice of intent to make nominations for the election of directors at the 2019 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) will be no more than 120 days and no less than 90 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the notice shall be given in the manner provided herein by the later of the close of business on (i) the date 90 days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed. Assuming that the date of the 2019 Annual Meeting is not advanced or delayed in the manner described above, the required notice for the 2019 Annual Meeting would need to be provided to us not earlier than August 1, 2019 and not later than August 31, 2019.

If the notice relates to the nomination of directors it must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Company if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation). The Company may also require any proposed nominee to furnish such other information, including completion of the Company’s director’s questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board of Directors under the various rules and standards applicable to the Company. In addition to complying with the foregoing procedures, any shareholder recommending a director candidate must also comply with all applicable requirements of the Exchange Act, including the rules and regulations under such Act. In the event that the number of directors to be

48	2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Shareholder Proposals

elected to the Board of Directors of the Company is increased and either all of the nominees for director or the size of the increased Board of Directors is not publicly announced or disclosed by the Company at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Company at the principal executive office of the Company not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

Our Nominating Committee will consider nominees recommended by shareholders that are properly brought before the Company. The proper procedures shareholders must follow to receive nominee consideration are outlined in this section. These nominees will be evaluated in the same manner as Board nominees as described in “Candidates for the Board” above.

For business proposals to be brought before an annual meeting by a shareholder, the shareholder must give timely notice to the Corporate Secretary and such other business must otherwise be a proper matter for shareholder action. Notice other than the nomination of directors must contain: (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by shareholders and (ii) a brief written statement of the reasons why such shareholder favors the proposal. The deadline for shareholders to provide written notice of their intent to bring a proposal (other than a nomination for the election of directors) at the 2019 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) is no more than 120 days and no less than 90 days prior to the first anniversary of the 2018 Annual Meeting. However, if the 2019 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered no more than 90 days and no less than 60 days prior to such Annual Meeting or the 10th day following the day on which we make a public announcement of the 2019 Annual Meeting. Assuming that the date of the 2019 Annual Meeting is not advanced or delayed in the manner described above, the required notice for the 2019 Annual Meeting would need to be provided to us not earlier than August 1, 2019 and not later than August 31, 2019.

To be in proper written form, a shareholder’s notice to the Corporate Secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of our common stock which are owned beneficially and of record by the shareholder and such beneficial owner and (iv) any material interest of the shareholder or such beneficial owner in such business.

2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT	49

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” annual reports and proxy statements. This means that only one copy of our Annual Report on Form 10-K and Proxy Statement, as applicable, may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of our Annual Report on Form 10-K and Proxy Statement, as applicable, to any shareholder upon request submitted to the Company at the following address: ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615, Attention: John Harvey, Corporate Secretary, or by calling (864) 288-2432. Any shareholder who wants to receive separate copies of our Annual Report on Form 10-K and Proxy Statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and telephone number.

FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, which has been filed with the SEC, will be made available to shareholders to whom this Proxy Statement is mailed, without charge, upon written request to John Harvey, Corporate Secretary, ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615.

50	2018 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

6 Logue Court

Greenville, South Carolina 29615

ANNUAL MEETING OF SHAREHOLDERS

November 29, 2018 8:30 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

This undersigned shareholder of ScanSource, Inc., a South Carolina corporation (the “Company”), hereby appoints Michael L. Baur and Matthew Dean as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock, no par value, of the Company held of record by the undersigned on October 3, 2018 at the Annual Meeting of the Shareholders of the Company to be held on November 29, 2018 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. THIS PROXY, IF DULY EXECUTED AND RETURNED, WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. THESE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THEIR JUDGMENT.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

(Continued and to be signed on the reverse side)

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING:

The Notice and Proxy Statement and Annual Report are available at

http://www.viewproxy.com/ScanSource/2018

Please mark your votes like this  ☒

The Board of Directors recommends you vote FOR the election of the nominees for director named below:

1. Election of Directors		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT

		☐	☐	☐
01 Steven R. Fischer	05 John P. Reilly

02 Michael L. Baur	06 Elizabeth O. Temple

03 Peter C. Browning	07 Charles R. Whitchurch

04 Michael J. Grainger

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below

CONTROL NUMBER

The Board of Directors recommends you vote FOR the following proposal:

2.	Advisory vote to approve ScanSource’s named executive officer compensation.

☐    FOR             ☐    AGAINST             ☐    ABSTAIN

The Board of Directors recommends you vote FOR the following proposal:

3.	Ratification of the appointment of Grant Thornton LLP as ScanSource’s independent auditors for the fiscal year ending June 30, 2019.

☐    FOR             ☐    AGAINST             ☐    ABSTAIN

THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID AGENTS, OR ANY OF THEM OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED JUNE 30, 2018.

PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE. THANK YOU.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date:	, 2018

Signature

Signature (if held jointly)

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

SCAN TO	CONTROL NUMBER
VIEW MATERIALS & VOTE

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet:	TELEPHONE Vote Your Proxy by Phone:	MAIL Vote Your Proxy by Mail:
Go to www.ALLvote.com/SCSC	Call 1 (866) 804-9616

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.